As filed with the Securities and Exchange Commission on April 27, 2005
                                                     Registration No. 333-124378

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
                                AMENDMENT NO. 2
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                         RAVEN MOON ENTERTAINMENT, INC.
            ---------------------------------------------------------
           (Name of Small Business Issuer as Specified in its Charter)

                                      7819
                           --------------------------
                          (Primary Standard Industrial
                           Classification Code Number)

             Florida                                            59-3485779
 ------------------------------                            --------------------
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                      120 International Parkway, Suite 220
                             Orlando, Florida 32746
                                 (407) 304-4764
                -------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                               Joseph DiFrancesco
                         Raven Moon Entertainment, Inc.
                      120 International Parkway, Suite 220
                             Orlando, Florida 32746
                                 (407) 304-4764
             -------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                               J. Bennett Grocock
                             The Business Law Group
                          255 S Orange Ave., Suite 1201
                             Orlando, Florida 32801

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                                             CALCULATION OF REGISTRATION FEE

 Title of Each Class of         Amount            Proposed Maximum      Proposed Maximum Aggregate         Amount of
    Securities to be             to be           Offering Price Per         Offering Price(1)          Registration Fee
       Registered             Registered                Share

      Common stock       10,800,000,000 shares         $0.0011                 $11,880,000                  $1,399
        $0.0001


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the closing prices of the Registrant's common stock on April 25, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                       2

       Preliminary Prospectus Subject to Completion, dated April 19, 2005

                         Raven Moon Entertainment, Inc.

                      10,800,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders listed elsewhere in this prospectus of up to 3,813,759 shares of our common stock. The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:

     -    10,620,000,000 shares are presently outstanding, and

     -    180,000,000 shares are issuable upon exercise of options.

     We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds in the amount of $3,420,000 assuming the exercise of all of the options held by the selling stockholders.

Our common stock is traded on the over-the-counter bulletin board operated by the National Association of Securities Dealers, Inc. ("OTCBB") under the symbol "RVNM." The last reported sales price for our common stock on March 9, 2005 was $0.0011 per share.

The selling shareholders, may not sell (other than pursuant to an exemption from registration) our common shares covered by this prospectus until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

     AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus Summary                                                           4
Risk Factors                                                                 6
Selling Security Holders                                                     9
Plan of Distribution                                                        10
Legal Proceedings                                                           12
Directors, Executive Officers, Promoters and Control Persons                12
Executive Compensation                                                      14
Security Ownership of Certain Beneficial Owners and Management              16
Description of Securities                                                   16
Interests of Named Experts and Counsel                                      17
Disclosure of Commission Position on Indemnification                        17
Description of Business                                                     18
Description of Property                                                     22
Management Discussion and Analysis                                          22
Certain Relationships and Related Transactions                              23
Market for Common Equity and Related Stockholder Matters                    28
Changes in Accountants                                                      29
Additional Information                                                      29
Financial Statements                                                        30




                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the Consolidated Financial Statements, before making an investment decision.


                                   THE COMPANY

Business
--------

We are principally engaged in the development and production of children's television programs and videos, CD music production, Internet websites focused on the entertainment industry and music publishing and talent management.

Raven Moon Entertainment is well on its way to 40 episodes of "Gina D's Kids Club." As of December 31, we have produced 18 episodes of the half hour program. The production of "Gina D's Kids Club" has resulted in 18 DVD titles, a music library of over 100 original songs, and a cast of characters which are suitable for licensing and merchandising opportunities. Raven Moon's future revenue stream is dependant on its nationwide syndication of "Gina D's Kids Club" and its ability to continue to finance the production of the remaining 22 episodes of "Gina D's Kids Club". Once the company has the program in a position where it's airing 5 days a week on a station which is considered a destination for kids, management believes there are numerous opportunities in a billion dollar licensing and merchandising market for preschool kids. Raven Moon management has already explored these opportunities and has met with prominent industry leaders who have recommended the company adapt a strategy which will allow Raven Moon to build upon the "Gina D's Kids Club" brand.

In addition to "Gina D's Kids Club", Raven Moon has begun developing a "Mr. Bicycle Man" television series and feature film with former Disney animators. The company has already produced a "Mr. Bicycle Man" Pubic Service Announcement, a trailer for the "BoBo Blocks" television series, and a trailer of the "Amazon Challenge - Search For The Amazon Queen" reality television series.

     Raven Moon has also established certain relationships with distributors which have already generated orders from Christian bookstores throughout the country and most major online retailers including Wal-Mart, Target, Books A Million, Borders, Toys R Us, Babies R US, and Amazon. While we have reduced our debt, we will not be able to generate significant revenues until the television programs air on television, are accepted by the viewers and attract licensing offers from major distributors, manufacturers and retailers.

The "Gina D's Kids Club" began airing on television once a week in September 2004, through the efforts of our syndicator Role Entertainment. In order to maximize our airtime exposure to five days, we will have to produce an additional 22 half-hour episodes at an approximate cost of $5,500,000. As part of our business plan, the completion of a total of 40 episodes could create multiple revenue streams which includes worldwide licensing and merchandising opportunities for the videos, CD's, and toys that have been inspired by the show if the programs are well received by the viewers, the licensees and the retailers. Parents told us that they wanted better programming for their children, and we are committed to our goal of providing the very best in family values children's entertainment.


                                  The Offering

Common Stock Offered by       10,800,000,000 common shares, includes 180,000
Selling Stockholders          shares subject to options.

Common Stock Currently        common shares
Issued and Outstanding

Issued and Outstanding        12,377,468,706 shares, assuming the Selling
Following the Offering        Shareholders exercise all their options.

Use of Proceeds               We will not receive any proceeds from sales by the
                              selling shareholders. However, we will receive
                              $3,420,000 if all of the options for underlying shares included in this prospectus are exercised.
                              We will use these proceeds for general corporate purposes.

Plan of Distribution          The selling security holders may sell through
                              brokers or in negotiated private transactions. We will not pay any brokerage or underwriting fees of commissions on sales by the selling security holders.

Risk Factors                  Investing in our stock involves a high degree of
                              risk, including the risk of total loss of your investment. You should carefully consider each of the risk factors in the following section before purchasing our shares.

Trading Market                There is currently no active trading market for
                              our shares. We intend to apply to have our shares quoted on the Over-the-Counter Bulletin Board market of the National Association of Securities
                              Dealers.


                                  RISK FACTORS

A purchase of our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this report before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

We have experienced operating losses in prior years.
----------------------------------------------------

     For the year ended December 31, 2004, our gross revenues declined from $1,173,832 to $ 1,693 resulting in a net loss of $ 10,643,419 as compared with a net loss of $2,753,491 in the prior year. The revenues of $ 1,173,832 in 2003 were realized in a related party transaction with Clubhouse Videos, Inc.

We have limited marketing and sales capabilities
------------------------------------------------

     Our future success depends, to a great extent, on our ability to successfully market our products to television syndications and TV stations. We currently have limited sales and marketing capabilities. We cannot assure you that any marketing and sales efforts undertaken by us will be successful or will result in any significant sales.

Our industry is intensely competitive, which may adversely affect our operations
--------------------------------------------------------------------------------
and financial results.
----------------------

     All our markets are intensely competitive and numerous companies offer products that compete with our products. We anticipate that this competition will continue to increase. Many of our competitors have substantially greater capital resources, sales and marketing resources and experience. We cannot assure you that we will be able to effectively compete with our competitors in effecting our business expansion plans.

We depend on the continued services of our President.
-----------------------------------------------------

     Our future success depends, in large part, on the continuing efforts of our president, Joey DiFrancesco, our principal creative officer, who also developed our strategic plan and who is responsible for executing that plan. The loss of Mr. DiFrancesco would adversely affect our business. At this time we do not have any "key man" insurance on Mr. DiFrancesco. If we lose the services of Mr. DiFrancesco, our business, operations and financial condition would be materially adversely affected.

Our stock price is volatile and could be further affected by events not within
------------------------------------------------------------------------------
our control.
------------

     The trading price of our common stock has been volatile and will continue to be subject to:

     o    volatility in the trading markets generally;

     o    significant fluctuations in our quarterly operating results; and

     o announcements regarding our business or the business of our competitors.

     Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could also have an adverse effect on the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small cap companies and which often have been unrelated to the operating performance of these companies.

The liquidity of our stock is severely reduced because we are classified as a
-----------------------------------------------------------------------------
"penny stock".
--------------

     The Securities and Exchange Commission (SEC) has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share. Our securities are subject to the existing rules on penny stocks and, accordingly, the market liquidity for our securities could be severely adversely affected. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations and sales practice obligations on broker-dealers where the sale is to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common stock and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and accordingly the market for our common stock.

     The Commission generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, as well as the shares of companies that are considered blind pools or blank check companies, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on one of the trading systems (not including the OTC Bulletin Board) of The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If the Company's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. In addition, several states restrict or prohibit trading in penny stocks and shares of blank check and blind pool companies.

     For transactions covered by the penny stock rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to customers purchasing penny stocks disclosing recent price information for the penny stocks held in their account and information on the limited market in penny stocks. These rules may make it less likely that a broker-dealer will act as a market maker for our shares or agree to engage in transactions for the purchase and sale of our shares.

                           Forward-Looking Statements

This prospectus and each prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would," and similar expressions are intended to identify forward-looking statements.

Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed under "Business -- Risk Factors" in our Form 10-KSB for the year ended December 31, 2003. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not have any obligation to release updates or any changes in events, conditions, or circumstances on which any forward-looking statement is based or to conform those statements to actual results.

                              SELLING STOCKHOLDERS
Overview
--------

          We are paying the costs of registering the securities offered by the selling shareholders pursuant to this prospectus, including legal fees, SEC filing fees, and related expenses. We are not paying any costs of selling the shares that may be incurred by the selling shareholders, whether in the form of commissions, underwriting fees, or other transaction cost. The term "selling shareholders" or "selling security holders" includes the shareholders listed below and their respective transferees, assignees, pledgees, donees or other successors who may acquire a beneficial interest in the shares.

          Except as indicated in the table, none of the selling shareholders is an executive officer, director, or beneficial owner of more than 10% of our common stock, or otherwise affiliated with us. Transactions in our stock by our affiliates are subject to the provisions of Section 16 of the Securities Act, which provides in part (with certain exceptions) that any profit realized by the purchase and sale, or the sale and purchase, of our stock within any period of less than six months must be forfeited to us (the "short-swing profit rule"). While Section 16 does not limit the ability of the persons to execute buy and sell transactions within a six month period, to the extent (if any) that the rule would apply to sales under this prospectus, those officers, directors and 10% shareholders may decline to sell any portion of the shares offered if such a sale would be disadvantageous under the short-swing profit rule.

          The table below shows information regarding the selling shareholders, including:

          1. the number and percentage of shares owned by each selling shareholder prior to the offering; and

          2. the total number of shares that are being offered by each selling shareholder.

                                                                Number of shares
                                                                registered under
      Name                               Number      Percent    this prospectus
      ----                               ------      -------    ---------------


Janice Battenburg(1)                    5,953,333      .87%         15,000,000

Big Apple Consulting U.S.A., Inc.      21,396,124     3.14%        900,000,000

Bernadette DiFrancesco and Joey
 DiFrancesco, JT TEN(1)                24,088,384     3.54%         60,000,000

Gina D, Inc.                                 --        --        1,700,000,000

J. Bennett Grocock                           --        --          240,000,000

Keith Jablon                                 --        --           15,000,000

Mary Beth Leidman                         500,000      .07%         15,000,000

Management Solutions
 International, Inc.                        1,000       0%         840,000,000

Robert McCarthy                         4,433,333      .65%         15,000,000

MG Studios, Inc.                             --        --        6,700,000,000

David D. Mouery. P.L.(2)                  300,000      .04%        240,000,000

Lawrence Oakley(1)                      4,533,333      .67%         15,000,000

Artie Singer                            2,520,000      .37%         15,000,000

Ray Stragis                             2,520,000      .37%         15,000,000

Tim Trombitis                              50,400      .01%         15,000,000


(1)  A director

(2)  a son-in-law of Bernadette and Joey DiFrancesco


                              PLAN OF DISTRIBUTION

The selling stockholders may sell the shares of common stock described in this prospectus from time to time in one or more of the following ways:

     o    to or through underwriters or dealers,

     o    directly to one or more purchasers,

     o    through agents, or

     o    through a combination of any of those methods of sale.

The prospectus supplement with respect to the offered shares of common stock will describe the terms of the offering, including the following:

     o    the name or names of any underwriters or agents,

     o    the name of the selling stockholder,

     o    the number of shares being sold by us and the selling stockholder,

     o    any initial public offering price,

     o    the proceeds to us from such sale,

     o any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation,

     o any discounts or concessions allowed or reallowed or paid to dealers, and

     o    any securities exchanges on which the shares may be listed.

The selling stockholder may distribute the shares from time to time in one or more of the following ways:

     o    at prices relating to prevailing market prices at the time of sale,

     o    at varying prices determined at the time of sale, or

     o    at negotiated prices.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers, or agents may be considered to be underwriters under the Securities Act of 1933. As a result, discounts, commissions, or profits on resale received by underwriters, dealers, or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer, or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments they may be required to make in respect of these liabilities thereof. Underwriters, dealers, and agents and their affiliates may be customers of, may engage in transactions with, or perform services for us in the ordinary course of business for which they receive compensation.


                                     Experts

The financial statements of the Registrant appearing in this registration statement have been audited by Richard L. Brown & Company, P.A., independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by The Business Law Group, P.A., Orlando, Florida. J. Bennett Grocock, a principal shareholder of The Business Law Group P.A., will own approximately 240,000,000 shares of our common stock to be registered hereunder.

                                Legal Proceedings

Registrant is not currently involved in any legal proceedings.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names and certain information regarding the individuals elected as directors of the Company.

Name                        Age        Positions Held
----                        ---        --------------

Joseph DiFrancesco           62        President and a Director

Bernadette DiFrancesco       60        Vice President, Secretary and a Director

Lawrence C. Oakley           79        Director

Janice K. Battenberg         58        Director

Robert J. McCarthy           50        Director

     The directors of the Company are elected annually by the shareholders for a term of one year, or until their successors are elected and qualified. The Officers are appointed by the Board of Directors at the annual meeting of directors immediately following each annual meeting of shareholders of the Company and serve at the pleasure of the Board of Directors.


Executive Officers and Employee Directors

Joey DiFrancesco has served as a director and the President of the Company since November 1999. Mr. DiFrancesco has been a producer and director of children's television programs for more than 20 years. Prior to that, he was employed in the music publishing and record production business in New York City with Laurie Records, RCA, Columbia/Sony and MCA. From 1994 to November 1997, Mr. DiFrancesco served as the president and a director of St. Anthony's Entertainment, Inc., an entertainment company he founded. From January 1997 to January 1999, Mr. DiFrancesco served as president and a director of International Resorts and Entertainment, Inc., a Florida corporation in the vacation club business. This company was merged into Raven Moon in December 1998. Mr. DiFrancesco has been self-employed in the fields of television, audio and video programming for more than the past ten years. From November 1999 to date, Mr. DiFrancesco has served as President of Raven Moon Entertainment, Inc., a Florida corporation in the entertainment industry. Mr. DiFrancesco also serves as director of this company.

Bernadette DiFrancesco has served as Vice President and a director of the Company since November of 1999. Mrs. DiFrancesco has been self-employed for more than 20 years during which time she and Mr. DiFrancesco have produced television programs, developed the "Praise-R-cise" alternative to aerobic dancing, and produced 26 half hour episodes of "Curly's Kids" with former Harlem Globetrotter star Curly Neil, among other ventures. She has been actively involved in development of all of our present intellectual properties above. From January 1994 to January 1997, Mrs. DiFrancesco served as vice president of St. Anthony's Entertainment, Inc., a Florida corporation in the entertainment business. From January 1997 to January 1999, Mrs. DiFrancesco served as vice president of International Resorts and Entertainment, Inc., a vacation club company that merged into Raven Moon Entertainment, Inc. in December 1998.

Robert J. McCarthy is the President and Chief Executive Officer of Children's Rights Foundation, Inc., a non-profit, tax-exempt charity he founded in 1990, providing services in the field of child abuse prevention. From 1988 to 1991, Mr. McCarthy served as Executive Director of the Ursula Sunshine Child Abuse Prevention Organization. Between 1988 and 1993, Mr. McCarthy worked in commercial sales with NASCO, Inc. where he was consistently ranked among the top performers. Mr. McCarthy holds a Bachelor of Science degree form Springfield College, MA. In 1997, Mr. McCarthy was ordained a priest in the Order of Melchizedek.

Larry Oakley a featured speaker at numerous international investment conferences, created www.WallStreetCorner.com in 1998 with his wife Rosanne as the new editorial venue for his Conservative Speculator newsletter. Investors in 65 countries now regularly read Conservative Speculator, his editorial columns, & the Special Situation profiles. From 1984 to 1998 Mr. Oakley served as CEO of Guidera Communication Corp., a broker relations firm. He is a member of Raven Moon's Board of Advisors and his knowledge in accounting qualifies him according to Sarbane-Oxley as a candidate for the position of Chairman of the Audit Committee. Mr. Oakley holds a degree in Mechanical Engineering from George Washington University and management and accounting degree from College of the City of New York.

Janice K. Battenberg, Ed.D. is an Educational Psychologist and Business and Educational Consultant. Dr. Battenberg has a full range of experiences within the public and private corporate and educational industries. A few of her activities include: Executive Director of a not-for-profit private school (Academy Plus), fifteen years as manager of the Learning Support Center for St. Vincent Hospital and Stress Center, private practice, past university instructor, creator of touch sensitive and audible computer software for preschool through adults, and recipient of the Sagamore of the Wabash (Indiana's highest honor awarded by Indiana Governors). From 1968 to 1981, Dr. Battenberg held several teaching, administrative and consulting positions within the Indiana Public School System. From 1982 to present, Dr. Battenberg served in several senior management positions with a number of entities active in the field of education, learning and development. She has been on the Board of Advisors of Raven Moon Entertainment, Inc. for the past three years and has published a report on how the "Gina D's Kids Club" television programs meet FCC requirements. At the request of the Executive Producers she also has been instrumental this past year in reviewing and evaluating all new scripts prior to production so that they meet educational requirements and guidelines mandated by the FCC for children's programming. Dr. Battenberg holds Bachelor degree in Psychology and Master Degree in Education from Butler University and doctorate in Special Education and Educational Psychology from Ball State University.



Executive Compensation

     The following table sets forth the annual compensation of persons serving as executive officers of the Company.

--------------------------- ------ -------- ------------- ----------------------
                                                            Other Compensation
Name and Principal Position   Age    Year      Salary              Paid
--------------------------- ------ -------- ------------- ----------------------

Joseph DiFrancesco            61
   President
--------------------------- ------ -------- ------------- ----------------------
                                     2002     319,340
--------------------------- ------ -------- ------------- ----------------------
                                     2003     382,579             $58,692
--------------------------- ------ -------- ------------- ----------------------
                                     2004     459,095
--------------------------- ------ -------- ------------- ----------------------
Bernadette DiFrancesco
   Vice President             59
--------------------------- ------ -------- ------------- ----------------------
                                     2002     106,254
--------------------------- ------ -------- ------------- ----------------------
                                     2003     127,526             $58,691
--------------------------- ------ -------- ------------- ----------------------
                                     2004     153,032
--------------------------- ------ -------- ------------- ----------------------

     The Company leases two automobiles for use by Joey and Bernadette
DiFrancesco. Each lease was recently renewed for a three-year term. One lease is for $832 per month, and the other is for $952 per month.

Option Grants
                                               Individual Grants
--------------------------------------------------------------------------------------------------------------
Name                        Number of
                            Shares             %of Total Options
                            Underlying      Granted to Employees in
                            Options               Fiscal Year           Exercise Price         Expiration Date

 Joey DiFrancesco               400,000               20%                 12.5 (cent)              Nov 2012

 Bernadette DiFrancesco         400,000               20%                 12.5 (cent)              Nov 2012

 Stephen Chrystie               400,000                0                  12.5 (cent)              Nov 2012

 Anthony Arcari                 400,000                0                  12.5 (cent)              Nov 2012

 Norman Weinstock               400,000                0                  12.5 (cent)              Nov 2012
--------------------------------------------------------------------------------------------------------------

Options Exercised

--------------------------------------------------------------------------------------------------------------
   Name
                              Shares                     Number of Shares             Value of Unexercised
                             Acquired                Underlying Unexercised        In-The-Money Options at
                                On       Value     Options at Fiscal Year End        Fiscal Year End (1)
                             Exercise   Realized     Exercisable/Unexercisable     Exercisable/Unexercisable

 Joey DiFrancesco               0          0                  400,000                          0

 Bernadette DiFrancesco         0          0                  400,000                          0

 Stephen Chrystie               0          0                  400,000                          0

 Anthony Arcari                 0          0                  400,000                          0

 Norman Weinstock               0          0                  400,000                          0
--------------------------------------------------------------------------------------------------------------

                                                          14

Compensation of Directors

     Ms. Battenberg and Messrs. Oakley and McCarthy receive, each, $2,080 per month for their services as directors. Our policy is to reimburse non-employee directors for expenses actually incurred in connection with attending meetings of our board of directors. Directors and executive officers are also eligible for stock and option grants under our stock option plans as determined by our board of directors.

     In May 2004, each director received $25,000 per year for each of the last 3 years ($75,000 total) for service on the Board during that period, payable in the form of cash and ownership units of JB Toys, LLC.

Employment Agreements

The Company has entered into an employment contract with Joseph and Bernadette DiFrancesco. At the October 19, 2004 Board of Directors meeting, the Board approved extending Joseph and Bernadette DiFrancesco's contract for an additional seven years after the current contract expires in exchange for a signing bonus of non-diluting preferred shares. The preferred shares shall be convertible to common stock at a 20% discount to market based upon the previous 10 day average and will carry non-diluting rights equivalent to 40% of the common shares issued and outstanding as long as the shares are held by Joseph and Bernadette DiFrancesco or their assigns. Under the terms of the agreement, the Company is obligated to make annual payments through November 15, 2012 as follows:


                        2005                $  734,552
                        2006                $  881,462
                        2007                $1,057,775
                        2008                $1,269,306
                        2009                $1,523,167
                        2010                $1,827,800
                        2011                $2,193,360
                        2012                $2,632,032


     In addition, Joseph and Bernadette DiFrancesco are to receive a "Founders" royalty of 10% for any entertainment revenue received by the Company for any entertainment project developed and or produced by the Company during the term of this agreement. This royalty will be paid between November 16th and December 31st in perpetuity.

Item 11. Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth information known to the company with respect to beneficial ownership of our common stock as of March 25, 2005. The table lists: (i) each stockholder known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director, (iii) each executive officer, and (iv) all of our directors and executive officer(s) as a group. Except as noted, each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned by such person.


--------------------------------------- ------------ ---------------
                                          Number of        %
Name and Address of Beneficial Owner       Shares       Ownership
--------------------------------------- ------------ ---------------

Joseph & Bernadette DiFrancesco, JT TEN
2221 Springs Landing Blvd.               24,088,384       3.54
Longwood, FL 32779
--------------------------------------- ------------ ---------------

Janice K. Battenberg
11135 Rolling Spring Dr.                 5,953,333        0.87
Carmel, IN 46033
--------------------------------------- ------------ ---------------

Robert J. McCarthy
615 Benedict Way                         4,433,333        0.65
Casselberry, FL 32707
--------------------------------------- ------------ ---------------

Lawrence Oakley
103 Ft. Beauregard Ln.                   4,533,333        0.67
Blufton, SC 29909
--------------------------------------- ------------ ---------------

All executive officers and               39,008,383       5.73
directors as a group
--------------------------------------- ------------ ---------------


                            DESCRIPTION OF SECURITIES

The authorized stock of the Company consists of 20,000,000,000 authorized shares of Common Stock, par value $.0001 per share, 1,577,468,706 shares of which were outstanding as of April 8, 2005, and 800,000,000 authorized shares of Preferred Stock, par value $.0001 par value, approximately 450,420 shares of which were outstanding as of April 25, 2005.

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     Holders of Preferred Stock are entitled to one vote for each share of Common Stock into which the number of shares of Preferred Stock held of record would be convertible on the record date. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. The shares of Preferred Stock are not entitled to any dividend or distribution in preference to the Common Stock.

     Preferred Stock may be converted at any time by the holder of the shares of Series B Preferred Stock, but conversion shall occur automatically at the discretion of the Company at any time after a registration statement to register the shares of the Common Stock underlying both the shares of Preferred Stock has been declared effective by the United States Securities and Exchange Commission. Each share of Preferred Stock shall be entitled to convert into $10.00 in value of the Company's Common Stock. The value of the Common Stock for this purpose shall be determined based on the average of the closing trade price for the Company's common stock for each of the ten (10) consecutive trading days immediately prior to the date the holder or Company, as the case may be, gives notice of conversion of the shares of Preferred Stock, less a discount of twenty percent (20%).

     All shares of Preferred Stock issued and outstanding are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent and Registrar
----------------------------

     Florida Atlantic Stock Transfer, Inc of 7130 Nobhill Road, Tamarac, Florida 33321 is our transfer agent and registrar for our common stock. Its phone number is (954) 726-4954.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     We retained Richard L. Brown & Company, to audit our financial statements for the year-end 2004, Neither Mr. Brown nor does his firm possess any material interest in the company.

     The Business Law Group, P.A., Orlando, Florida. J. Bennett Grocock, a principal shareholder of The Business Law Group P.A., will own approximately 240,000,000 shares of our common stock to be registered hereunder.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIE'S ACT LIABILITIES

We believe that the director and officer provisions of our articles of incorporation and bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors to the maximum extent permitted by law. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent provided by law. We have entered into such agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Description of Business

General

     The primary business focus of Raven Moon Entertainment, Inc. (the "Company" or "Raven Moon") is the development and production of children's television programs and videos, CD music production, Internet websites focused on the entertainment industry and music publishing and talent management.

     Raven Moon Entertainment is well on its way to 40 episodes of "Gina D's Kids Club." As of December 31, we have produced 18 episodes of the half hour program. The production of "Gina D's Kids Club" has resulted in 18 DVD titles, a music library of over 100 original songs, and a cast of characters which are suitable for licensing and merchandising opportunities. Raven Moon's future revenue stream is dependant on its nationwide syndication of "Gina D's Kids Club" and its ability to continue to finance the production of the remaining 22 episodes of "Gina D's Kids Club". Once the company has the program in a position where it's airing 5 days a week on a station which is considered a destination for kids, management believes there are numerous opportunities in a billion dollar licensing and merchandising market for preschool kids. Raven Moon management has already explored these opportunities and has met with prominent industry leaders who have recommended the company adapt a strategy which will allow Raven Moon to build upon the "Gina D's Kids Club" brand.

     In addition to "Gina D's Kids Club", Raven Moon has begun developing a "Mr. Bicycle Man" television series and feature film with former Disney animators. The company has already produced a "Mr. Bicycle Man" Pubic Service Announcement, a trailer for the "BoBo Blocks" television series, and a trailer of the "Amazon Challenge - Search For The Amazon Queen" reality television series.

     Raven Moon has also established certain relationships with distributors which have already generated orders from Christian bookstores throughout the country and most major online retailers including Wal-Mart, Target, Books A Million, Borders, Toys R Us, Babies R US, and Amazon. While we have reduced our debt, we will not be able to generate significant revenues until the television programs air on television, are accepted by the viewers and attract licensing offers from major distributors, manufacturers and retailers.

     The "Gina D's Kids Club" began airing on television once a week in September 2004, through the efforts of our syndicator Role Entertainment. In order to maximize our airtime exposure to five days like programs such as "Sesame Street", "Arthur" and "Barney" we will have to produce an additional 22 half-hour episodes at an approximate cost of $5,500,000. As part of our business plan, the completion of a total of 40 episodes could create multiple revenue streams which includes worldwide licensing and merchandising opportunities for the videos, CD's, and toys that have been inspired by the show if the programs are well received by the viewers, the licensees and the retailers. Parents told us that they wanted better programming for their children, and we are committed to our goal of providing the very best in family values children's entertainment.

     Raven Moon Entertainment, Inc. created a wholly owned subsidiary called JB Toys, LLC with an identical profit sharing formula as its former subsidiary, Raven Moon Home Video Products, LLC prior to its being spun off. Provided that it pays royalties to the copyright owners, JB Toys, LLC will control the exclusive licensing and merchandising rights to the following product lines for a period of ten years: The "Cuddle Bug", "The Christmas Cuddle Bug", "The Cuddle Bug Cousins", "The Birthday Cuddle Bugs", "The BoBo Blocks", "Mr. Bicycle Man" and "Cowboy Joe & Cowgirl Jane" from the "Katie Did It Kids". Raven Moon will receive 15% of gross profits received by JB Toys, LLC for ten years.

Competitive Business Conditions
-------------------------------

     The main competition in our industry comes from the major studios, such as Disney and Universal Studios that produce a large percentage of children's programming plus producers of such shows as "Barney," "Sesame Steet," and the "Muppets." The next level of competition is from other independents production companies. To be competitive, we must produce high quality creative productions and must develop the reputation and contacts to meet with the principal players in this industry. We expect our distributors to provide the support necessary to enable us to compete in this marketplace.

Creative Talent
---------------

     We have been able to obtain the talent necessary to develop and produce this programming, including actors, set designers and builders, television production crews, scriptwriters, and musicians, from sub-contractors available in the metropolitan Orlando, Florida area, many of whom presently develop and produce materials and productions for Disney and Universal Studios.

     Raven Moon Entertainment recently formed Raven Animation, Inc., a wholly owned subsidiary, and retained two former Disney Animators to work on current animation projects included in the "Gina D's Kids Club" series and assist in the animation in future projects including "Mr. Bicycle Man" and Bo Bo Blocks.

     Joey and Bernadette DiFrancesco, the Company's principle creative officers and directors have spent a substantial time developing these properties and products during the last two fiscal years. They are in charge of the production of the product on an ongoing basis.

Intellectual Property
---------------------

     We have determined to focus our primary efforts on audio and video production for television and Family Values Videos and more specifically on the present development of the "Gina D's Kids Club" children's videos. On April 11, 2001, we acquired from Joseph and Bernadette DiFrancesco a One (1) year option for the rights to the program "Gina D's Kids Club," the cartoon characters "TV Ted", "Baby and the Transistor Sisters" and other characters from the show including: "Simon," "Fishy," "Kitty," "Hammy," "Miss Muffin," and the music publishing rights to songs written by Mr. and Mrs. DiFrancesco, in exchange for 1,200,000 shares of our common stock at par value.

     Because the Company failed to have produced the required number of programs and videos by April 1, 2002, the Option was extended for an additional year in exchange for 800,000 shares of common stock to J&B DiFrancesco. In addition, an Option Agreement for the rights of the project "Praise-n-Shine" have been entered into with Beyond The Kingdom, Inc. The Company agreed to cover all production costs and to pay a royalty equal to 15% of all gross revenues from video sales and sub-licenses for 10 years.

     On March 4th & March 5th 2004, the Company's Board of Directors renegotiated a new ten-year agreement with Joey & Bernadette DiFrancesco, the copyright and trademark owners, to be effective beginning January 1, 2004 and ending December 31, 2014. In the agreement, the Company must pay J&B DiFrancesco, in addition to their salaries as officers of the company, a creative license fee of $750,000 or 10% of gross revenues, whichever is greater, each year for ten years. The Company shall own these rights provided that the Company does not file for bankruptcy or is taken over by an unfriendly party.

Marketing and Distribution
--------------------------

     To facilitate direct marketing to consumers, the Company established a wholly owned subsidiary, Raven Moon Home Video Products, LLC ("Video LLC"). The Video LLC filed its Articles of Organization with the Florida Department of State on September 26, 2001. The Company granted the Video LLC a limited, ten-year license to manufacture and market a series of videos and music CD's of the "Gina D's Kids Club" program. Raven Moon Entertainment spun-off Raven Moon Home Video Products, LLC into a separate company Clubhouse Videos, Inc. ("Clubhouse"). Clubhouse will bear all costs associated with the manufacturing, distribution and sale of video products and will pay to the Company $300,000 for each video they acquire and $100,000 per Music CD plus 10% of gross revenues from the sale of the Videos and CDs.

     In 2002, we raised approximately $900,000 in LLC private offering. The spin off of the LLC resulted in the elimination of the $900,000 debt, which was classified as an advance to Raven Moon from class B members of the LLC.

     With these resources in place and with the expected market penetration and acceptance of the Company's TV characters, we will be in a position to attempt to exploit this fast growing and very profitable segment of the market (i.e., entertainment items for 3 year olds to 5 year olds).

Research and Development
------------------------

     During 2004, we spent approximately $ 4,500,000 on the development and production of 16 additional episodes and the promotional PSA announcements for the "Gina D's Kid's Club" program.


Customers
---------

     The Company is not dependant on a few major customers because every television station in the country is involved in filling its production day and is constantly seeking quality program material to enable it to meet that demand.

The Company intends to allow the television stations to keep 100% of the commercial advertising and a small percentage of licensing and merchandising monies received by Raven Moon Entertainment, Inc., provided that they air the programs consistently each week for a period of two years beginning September 2004. The Company has already signed a broadcast agreement with LEASEA Broadcasting who covers approximately 190 stations nationwide. LEASEA began airing "Gina D's Kids Club" in September of 2004.

Personnel
---------

     We currently have 2 full-time employees and no part-time employees. We have no plan to hire any additional employees in the immediate future. We expect to meet our additional personnel needs through the hiring of independent contractors. The Company relies heavily on the use of outside consulting services. The source of independent contractors is readily available in Central Florida from many different sources including the talent pool of professionals who have worked with companies such as Disney/MGM, Universal Studios and Nickelodeon. Recently the Company signed a 36 month financing agreement with MG Studios to produce 12 new episodes of Gina D's Kids Club".


Government Regulation
---------------------

     There is no need for any governmental approval of products or services of this type. The Federal Communications Commission Rules of Broadcast mandate that broadcasters must broadcast educational programs for children or lose their broadcast license. The programs that Raven Moon Entertainment, Inc. produces are educationally sound, original with fresh characters, have new music along with interesting and appealing promotional tie-in concepts for children and their parents and will thus comply fully with those Rules of Broadcast. Accordingly, the Company believes that any governmental regulation on the business will have a positive effect on the Company's business activities.

Company History
---------------

Ybor City Shuttle Service, Inc. was formed on January 7, 1998, pursuant to the Articles of Incorporation filed with the Office of Secretary of State of the State of Florida on January 8, 1998. On December 31, 1998, Articles of Merger for the merger of Ybor City Shuttle Service, Inc., Raven Moon Entertainment, Inc. and International Resorts and Entertainment Group, Inc. were filed with the State of Florida merging those three corporations. The name of the surviving entity, Ybor City Shuttle Services, Inc., was changed to Raven Moon International, Inc. as a part of the merger. The original business of Ybor City Shuttle Service, Inc. was intended to be the operation of a shuttle bus service initially operating in Tampa, Florida, and intended to be expanded throughout the Tampa Bay area and ultimately to other cities. Management of the company has subsequently determined not to pursue that line of business. During 1998 the company was involved in the vacation resort business formerly operated by International Resorts and Entertainment Group, Inc. On June 1, 1998, that business was sold to North American Resorts, Inc. because this company determined it to be unprofitable.

     Our principal executive offices are located at 120 International Parkway, Suite 220, Orlando, Florida 32726. Our telephone number at that address is (407) 304-4764.

Properties

We presently lease a small, one-room office located at 120 International Parkway, Suite 220, Heathrow, Florida, for a monthly rental of $450. The lease is on a month-to-month basis. We believe these facilities will be adequate for our purposes because our primary business is conducted in rented professional recording studios and facilities of subcontractors used in the television, motion picture, and recording business.

          Management's Discussion and Analysis of Financial Conditions
                            and Results of Operations

Cautionary statement identifying important factors that could cause our actual results to differ from those projected in forward looking statements.

     Pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, readers of this report are advised that this document contains both statements of historical facts and forward looking statements. Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward looking statements. Examples of forward looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings per share, capital expenditures, dividends, capital structure and other financial items, (ii) statements of our plans and objectives with respect to business transactions and enhancement of shareholder value, (iii) statements of future economic performance, and (iv) statements of assumptions underlying other statements and statements about our business prospects.

            Results of Operations - ended December 31, 2004 and 2003
            --------------------------------------------------------
Revenue
-------

     Revenues are generated from the sale of rights, licenses, and toys inspired by the children entertainment productions of Raven Moon Entertainment.

     Total revenues for the period ending December 31, 2004 and December 31, 2003 were $ 1,693 and $1,173,832 respectively. The 2003 revenues were primarily realized in a related party transaction which Clubhouse Videos, Inc.

     We were able to complete 18 episodes of "Gina D's Kids Club" for television syndication. If we're able to syndicate "Gina D's Kids Club" nationally, the value for our future video, CD, DVD, and Toy Rights will increase. In addition, television syndication for "Gina D's Kids Club" will assist the company in the development of future projects for which it has the rights to including "Mr. Bicycle Man", "BO BO Blocks, and "Cuddle Bug Cousins".

Cost of Goods Sold
------------------

     Cost of goods sold decreased from $130,346 in 2003 to $ 0.00 in 2004 and consists primarily of the cost of manufacturing the "Cuddle Bug" toys for JB Toys, LLC., a wholly owned subsidiary of Raven Moon Entertainment.

Expenses
--------

     Expenses for the period ended December 31, 2004 and December 31, 2003 were $10,640,012 and $ 5,011,399, respectively, an increase of $5,628,613.

     Consulting fees and production expenses accounted for the majority of the expenses incurred by the Company. The Company only has two full time employees and relies heavily on outside consultants and production facilities to operate on a daily basis.

Net Loss
--------

     During the period ended December 31, 2004, the company recorded a Net Loss of $10,643,419 as compared to a loss $2,753,491 for period ending December 31, 2003. The increase of $7,890,000 is primarily attributable to the decrease in sales and increase in costs and expenses.

Income Taxes
------------

     As a result of the loss made during the period ended December 31, 2004 no provision was made for income taxes for the period.

Assets and Liabilities
----------------------

     At December 31, 2004 the Company has $18,691 in cash, total assets of $41,841; a decrease of $59,320 from the same period ending December 31, 2003. Raven Moon increased its total liabilities from $514,400 in 2003 to $933,404 in 2004; an increase of $419,004. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and ongoing financial support. Adequate funds may not be available when needed or may not be available on terms favorable to the Company. If the Company is unable to secure sufficient funding, the Company may be unable to develop or enhance its products and services, take advantage of business opportunities, respond to competitive pressures or grow the Company's business in the manner that the Company's management believes is possible. This could have a negative effect on the Company's business, financial condition and results of operations. Without such support, the Company may not be able to meet its working capital requirements and accordingly the Company and its subsidiaries may need to reorganize and seek protection from its creditors.

     In addition, on March 1, 2005, the stockholders voted to amend Raven Moon's Certificate of Incorporation to increase the authorized common shares from 400 million to 20 billion shares. The additional shares will be made available to conduct a variety of corporate transactions, such as public offerings, private placements, employee and consultant compensation plans. The company is currently engaged in ongoing negotiations with several different syndication partners.


                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

The Company is affiliated through ownership of shares of the Company's common stock by the following companies:

          J. & B. DiFrancesco, Inc.
          WEE-OOO, LTD.
          Beyond the Kingdom, Inc.
          T.V. Toys, Inc.
          2221 Music
          Clubhouse Videos, Inc.

     The Company has incurred aggregate consulting, production, marketing and management fees with officers, directors and other related parties for the year ended December 31, 2004 and 2003:

                      2004                           2003
                      ----                           ----

                   $7,614,947                     $3,089,546

     The Company paid Gina Mouery, the hostess for the "Gina D's Kids Club Show" and the daughter of Joey DiFrancesco, President and Chief Executive Officer of the Company, $24,000 advance on future royalties for the year ended December 31, 2004 and 2003, respectively.

     The Company agreed to pay or reimburse Ms. Mouery $752 a month for a leased car. The Company paid approximately $9,000 for the years ended December 31, 2004 and 2003, respectively.

     On May 1, 2004, Gina Mouery entered into a ten-month consulting agreement with JB Toys, LLC and Raven Animation, Inc. Ms. Mouery is to assist the Company as a Co-executive Producers and Promotional Celebrity Talent for promotion and production of the Company's products and services. Ms. Mouery will be paid $1,000,000 of registered shares of common stock in ten equal installments priced at a 50% discount from the closing bid price for the preceding ten days.

During the year ended December 31, 2004 and 2003 Gina Mouery was granted options for 19,224,133 and 8,792,963 shares of common stock, respectively. The fair value of these options at December 31, 2004 and 2003 was $573,008 and $545,000, respectively. On September 16, 2003 the agreement with Gina Mouery was amended, whereby all options and warrants outstanding were replaced with 1,125,000 shares of common stock valued at $404,000. In addition, Gina Mouery was granted 250,000 options for common stock valued at $73,600.

     During the years ended December 31, 2004 and 2003 Gina Mouery exercised 19,224,113 options for $458,070 and 8,832,963 options for shares of common stock for $519,669, respectively.

     During the years ended December 31, 2004 and 2003 Gina Mouery was granted 85,360,992 and 1,325,00 shares of common stock for talent fees, respectively.

     On April 11, 2001, the Company entered into an agreement with Joseph and Bernadette DiFrancesco in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina D's Kids Club Show", ("Gina D's") which were created by Joseph and Bernadette DiFrancesco. The Company was not able to meet its requirements under the option agreement, and the option expired April 11, 2002.

     On May 17, 2002 the Company made an addendum to the Option Agreement, in exchange for $100,000 note payable to Joseph and Bernadette DiFrancesco and a non-refundable grant of 800,000 shares of common stock, valued at $390,000, and provided that the terms, conditions and payment due in the Agreement dated April 11, 2001 are met and fulfilled by April 11, 2003, the option agreement granted to the Company on April 11, 2001 shall be in force for a period of twenty (20) years.

     On March 4, 2004 the Board of Directors approved extending the option agreement which expires April 11, 2004, with Joseph and Bernadette DiFrancesco, for rights to " Gina D's". The extension is for a ten-year period without restrictions or requirements, except for bankruptcy, insolvency or takeover of the Company by a person or entity not approved by the CEO.

     Joseph and Bernadette DiFrancesco received 100 units of JB Toys, LLC on March 5, 2004. These units were issued to WEE-OOO, LTD, a limited partnership owned by Joseph and Bernadette DiFrancesco.

     On April 10, 2004, Joseph and Bernadette DiFrancesco received 10,000,000 restricted shares of Raven Moon Entertainment, Inc. common stock. Joseph and Bernadette DiFrancesco shall also receive a fee of $750,000 per year for ten years beginning in January 2004, or 10% of all gross revenues from worldwide licensing and merchandising revenues received by Raven Moon Entertainment, Inc. or JB Toys, LLC, whichever is greater.

     On June 1, 2004, the agreement with Joseph and Bernadette DiFrancesco for the rights to "Gina D's" was further amended. If the Company grants a license to any third party for "Gina D's", the Company will pay Joseph and Bernadette DiFrancesco 50% of any revenues derived from the license.

     On August 13, 2003 the Company, through its subsidiary JB Toys, LLC, granted Bernadette DiFrancesco 200 units of Class B memberships for the rights to the "Cuddle Bugs". In addition Bernadette DiFrancesco is to receive 15% of the revenues of JB Toys, LLC for a ten-year period.

     On October 10, 2003 the Board of directors granted to WEE-OOO, LTD 400,000 shares of common stock for consulting services rendered.

     On June 1, 2004 the Company, through its subsidiary JB Toys, LLC, agreed to pay Joseph and Bernadette DiFrancesco $100,000 and 15 units of Class B memberships of JB Toys for the rights to Mr. Bicycle Man. In addition, Joseph and Bernadette DiFrancesco are to receive 15% of the revenues of JB Toys, LLC for a ten-year period.

     On June 1, 2004 the Company, through its subsidiary JB Toys, LLC, agreed to pay Joseph and Bernadette DiFrancesco $250,000 and 10,000,000 of common restricted stock of Raven Moon Entertainment, Inc. for the rights to "The Search for the Amazon Queen." In addition, Joseph and Bernadette DiFrancesco are to receive $100,000 per year beginning year two through year ten plus 25% of gross revenue derived by JB Toys for "The Search for the Amazon Queen". Also, if JB Toys grants a license to any third party for Mr. Bicycle Man, the Company will pay Joseph and Bernadette DiFrancesco 50% of any revenues derived from the license.

     Joseph and Bernadette DiFrancesco were granted 41,269,549 and 550,000 shares of common stock during the years ended December 31, 2004 and 2003. Joseph and Bernadette DiFrancesco were granted 320,000 shares of convertible preferred stock as a signing bonus for extending their employment contract during the year ended December 31, 2004.

     On August 14, 2002 the Company entered into a Consulting and Marketing Agreement with David Mouery, the son-in-law of Joseph DiFrancesco, President and Chief Executive Officer of the Company. The Company issued 600,000 shares of common stock and options for 3,600,000 shares of common stock to David Mouery. The option exercise price of the common stock is calculated at a 50% discount from the closing bid price for the ten trading days immediately preceding the date of exercise.

     On May 1, 2004, David Mouery entered into a twelve month consulting agreement with JB Toys, LLC and Raven Animation, Inc. Mr. Mouery is to assist the Company as entertainment attorney for legal matters and contracts for the Company's products and services. Mr. Mouery will be paid $120,000 of registered shares in twelve equal installments of common stock priced at a 50% discount from the closing bid price for the preceding ten days.

     During the year ended December 31, 2004, David Mouery was not granted any options. During the year ended December 31, 2003, David Mouery was granted options for 3,100,124 shares of common stock for production services. On September 16, 2003, the agreement with David Mouery was amended, all options and warrants outstanding were replaced with a grant of 250,000 options for common stock.

     During the year ended December 31, 2004, David Mouery did not exercise any options. During the year ended December 31, 2003, David Mouery exercised 3,984,018 options for common stock for $218,130.

     During the year ended December 31, 2004 David Mouery was granted 8,658,148 shares of common stock valued at $95,810.

     During the year ended December 31, 2004, Beyond the Kingdom purchased 74 units of the Private Placement Offering for $740,000. Raven Moon refunded $590,000 of Beyond the Kingdom's purchases of units. Beyond the Kingdom has 15 units of the Private Placement Offering, which were acquired for $150,000.

The directors were granted the following common stock options for a ten-year term:

Date                         Common Stock Options      Exercise Price per Share
----                         --------------------      ------------------------

November 29, 2002                  2,000,000                   $ .13


     On September 16, 2003 the Board of Directors issued $25,000 worth of common stock for each of the last three years (150,000 shares which were eligible for the 2 for 1 stock split) in exchange for surrendering any previously issued options and warrants. These shares were valued at a total of $268,125 and charged to consulting expense.

     The outside Board of Directors were granted 14,600,000 and 450,000 shares of common stock during the years ended December 31, 2004 and 2003. Also, the outside Board of Directors were paid $90,500 for directors fees for the year ended December 31, 2004.

     During the year ended December 31, 2004 and 2003, loans from officers, directors, senior management and related parties are summarized as follows:

                                           2004                    2003
                                           ----                    ----

      Balance at beginning of year      $   -                   $ 18,000
           Increase in loans              37,500                    -
           Payments on loans                -                    (18,000)
                                        --------                --------
      Balance at end of period          $ 37,500                $   -

     In February 2003, $40,000 of Class B Member Investment loan was repaid to WEE-OOO, LTD from gross profits of JB Toys, LLC. In March an additional $51,000 of Class B Member Investment profit distribution was paid to WEE-OOO, LTD from gross profits of JB Toys, LLC.

     On June 1, 2004, the Company and the four songwriters (two of the songwriters are Joseph and Bernadette DiFrancesco) with 2221 Music amended their agreement. The amendment calls for each songwriter to receive 2,500,000 shares of common stock by September 1, 2004, and to receive $2,500 per month from September 1, 2004 through October 31, 2005. During the year ended December 31, 2004, Raven Moon paid $80,000 to 2221 Music.

     At the August 12, 2004 Board of Directors meeting, the Board granted Joseph and Bernadette DiFrancesco, the officers of the Company, a bonus of 10,000,000 shares of common restricted non-diluting stock to be delivered on September 1, 2004 and then each year on the first day of September for the next two years as an extension of their employment agreement.

     Following is a schedule that summarizes the activity in accruals and payments related to Joseph and Bernadette DiFrancesco, the officers of the Company, for the years ended December 31, 2004 and 2003:

                                             2004                 2003
                                             ----                 ----
Beginning balance                         $  251,696           $  186,383
Accrued for administrative salary            612,128              510,105
Accrued production fee                     1,295,000              117,383
Payments to Officers                      (1,237,420)            (562,175)
Refund of fees collected by Officers         375,000                 -
Forgiveness of accruals                   (  750,000)                -
                                          ----------           ----------
Ending balance                            $  546,404           $  251,696
                                          ==========           ==========

     Through the spinoff of Raven Moon Home Video Products, LLC and the subsequent reclassification of net liabilities to discontinued operations the Company retired its debt of $1,958,800 to the Raven Moon Home Video Products, LLC Class B Members on December 31, 2002. The retirement of debt was accomplished by exchanging shares of common stock of the Company for the Class B Members debt. In addition, debt of the Company to Clubhouse Videos, Inc. for $810,018 was retired in exchange for the rights to manufacture, market and sell the first nine video, CD and DVD products produced by the Company. The rights to future products purchased by the Clubhouse Videos, Inc. from the Company will approximate $300,000 per DVD and $100,000 per CD plus 25% of the gross sales of the product.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the NASDAQ over-the-counter bulletin board under the symbol "RMOO" on December 1, 2000. The symbol was changed to "RVNM" in 2003.

Historical Market Price Data for Common Stock of Raven Moon Entertainment, Inc.
-------------------------------------------------------------------------------

     The following table sets forth the range of high and low bid prices for the common stock for the period beginning January 1, 2003 and ending December 31, 2004, as reported by NASDAQ. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. The prices do reflect the 50-for-1 reverse-split effective June 30, 2003 and 1 for 1 dividend issued effective September 1, 2003.

       Common Stock             High ($)                    Low ($)

     1st Quarter 2003             $ .18                      $ .03
     2nd Quarter 2003             $ .50                      $ .03
     3rd Quarter 2003             $ .34                      $ .06
     4th Quarter 2003             $ .33                      $ .03

     1st Quarter 2004             $ .110                     $ .0215
     2nd Quarter 2004             $ .049                     $ .024
     3rd Quarter 2004             $ .032                     $ .017
     4th Quarter 2004             $ .019                     $ .003

Number of Shareholders and Total Outstanding Shares

     As of March 25, 2005, approximately 968,692,089 shares of our common stock were outstanding and, as far as we can determine, were held by approximately 8,000 holders of record.

Dividends
---------

     We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future. We did pay a dividend of one share of restricted common stock for each outstanding share of common stock on September 1, 2003.

     Our common stock is traded in the over-the-counter market, and the shares are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that term is used in Rule 3a51-1 of the Exchange Act.

                             CHANGES IN ACCOUNTANTS

None.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Through our website at WWW.RAVENMOON.NET you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus. You also may read and copy any document we file with the SEC at the SEC's public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

                         RAVEN MOON ENTERTAINMENT, INC.

                        Consolidated Financial Statements

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Raven Moon Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of Raven Moon Entertainment, Inc. and subsidiaries (Raven Moon) as of December 31, 2004 and 2003, and the related consolidated statements of operations, deficit in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Raven Moon's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Raven Moon is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Raven Moon's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raven Moon as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Tampa, Florida
March 4, 2005



                                    RAVEN MOON ENTERTAINMENT, INC.
                                      Consolidated Balance Sheets
                                      December 31, 2004 and 2003


                                                ASSETS

                                                                              2004            2003
                                                                          ------------    ------------
Cash                                                                      $     18,641    $     77,961
Other receivables                                                               23,200          23,200
Investment in Clubhouse Videos, Inc. (note 5)                                     --              --
                                                                          ------------    ------------

                                                                          $     41,841    $    101,161
                                                                          ============    ============

                            LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY

LIABILITIES

     Accounts payable to third parties                                               $    $    111,704
     Accrued salaries and fees to officers (note 7)                            546,404         251,696
     Accrued interest payable to third parties                                  30,000          24,000
     Notes payable to third parties (note 6)                                    60,000          60,000
     Loans from shareholders (note 6)                                           62,000          62,000
     Loans from officers                                                        37,500            --
     Advance from Class B Members of LLC (J & B Toys, LLC) (note 6)            197,500           5,000
                                                                          ------------    ------------

       Total liabilities                                                       933,404         514,400

COMMITMENTS AND CONTINGENCIES (note 8)

DEFICIT IN STOCKHOLDERS' EQUITY
     Preferred stock, $.0001 par value, authorized 800,000,000 shares;
       issued and outstanding 9,734 in 2004 and 119,645 in 2003                      1              12
     Convertible series B preferred stock, $.0001 par value, authorized
       2,000,000 shares; issued and outstanding 421,500                             42            --
     Common stock, $.0001 par value, authorized 1,000,000,000 shares;
       shares issued and outstanding 387,538,443 in 2004
       and 62,287,523 in 2003                                                   38,754           6,229
     Additional paid-in capital                                             27,034,413      16,901,874
     Accumulated deficit                                                   (27,964,773)    (17,321,354)
                                                                          ------------    ------------


              Total deficit in stockholders' equity                           (891,563)       (413,239)
                                                                          ------------    ------------
                                                                          $     41,841    $    101,161
                                                                          ============    ============


See notes to Consolidated Financial Statements.

                                                   32



                                   RAVEN MOON ENTERTAINMENT, INC.
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                           For the years ended December 31, 2004 and 2003


                                                                          2004            2003
                                                                      ------------    ------------
REVENUES:
     Sales of plush toys to related party                             $      1,693    $    204,527
     Sale of rights to related party to manufacture,
            market and sell videos, CDs, and DVDs                             --           969,305
                                                                      ------------    ------------

                                                                             1,693       1,173,832

COST OF GOODS SOLD                                                            --           130,376
                                                                      ------------    ------------

Gross Profit                                                                 1,693       1,043,456


EXPENSES:
     Consulting fees                                                     4,970,620       1,489,025
     Interest expense                                                        6,000           5,188
     Founders' royalties                                                      --           117,383
     Option rights to intellectual properties                              740,000            --
     Production expense                                                  4,513,316       2,010,165
     General and administrative expense                                    410,076       1,389,638
                                                                      ------------    ------------

         Total costs and expenses                                       10,640,012       5,011,399
                                                                      ------------    ------------

     Net Loss before proportionate share of Clubhouse Video, Inc.'s
     loss and discontinued operations                                  (10,638,319)     (3,967,943)


Proportionate share of Clubhouse Videos, Inc.'s loss (see note 5)           (5,100)       (199,500)
                                                                      ------------    ------------

Net loss before discontinued operations                                (10,643,419)     (4,167,443)

Discontinued operations (see note 4)                                          --         1,413,952
                                                                      ------------    ------------

Net loss                                                              $(10,643,419)   $ (2,753,491)
                                                                      ============    ============

Net (loss) per share from continuing operations                       $      (0.06)   $      (0.11)
                                                                      ============    ============

Proportionate share of Clubhouse Videos, Inc.'s loss                  $      (0.00)   $      (0.01)
                                                                      ============    ============

Net income (loss) per share discontinued operations                   $       --      $       0.04
                                                                      ============    ============

Net loss per share                                                    $      (0.06)   $      (0.08)
                                                                      ============    ============


See notes to Consolidated Financial Statements

                                                 33




                          CONSOLIDATED STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY
                                For the years ended December 31, 2004 and 2003



                                                                                         Preferred Stock
                                                                                   ---------------------------
                                                         Preferred Stock                     Series B
                                                   ----------------------------    ------------   ------------
                                                      Shares          Amount          Shares         Amount
                                                   ------------    ------------    ------------   ------------
Balance December 31, 2002                               120,495              12            --             --

   Preferred shares converted into
                common stock                               (800)           --              --             --
   Common stock options granted
                to related party                           --              --              --             --
   Common stock options granted
                to senior consultants                      --              --              --             --
   Exercise of options by related party                    --              --              --             --
   Exercise of options by senior consultants               --              --              --             --
   Shares issued to officers and directors
                for expenses                               --              --              --             --
   Shares issued to related party for expenses             --              --              --             --
   Shares issued to senior consultant
                for expenses                               --              --              --             --
   Cancelled shares                                        --              --              --             --
   Net loss for the year                                   --              --              --             --
                                                   ------------    ------------    ------------   ------------
Balance December 31, 2003                               119,695              12            --             --

   Preferred stock retired                             (109,961)            (11)           --             --
   Private placement                                       --              --            86,500              9
   Private placement -  related party                      --              --            15,000              1
   Preferred stock granted to
                related party                              --              --           320,000             32
   Common stock options granted
                to senior consultants                      --              --              --             --
   Common stock options granted
                to related party                           --              --              --             --
   Exercise of options                                     --              --              --             --
   Exercise of options by related party                    --              --              --             --
   Shares issued for accounts payable                      --              --              --             --
   Shares issued to senior consultant
                for expenses                               --              --              --             --
   Shares issued for expenses to related parties           --              --              --             --
   Net loss for the period                                 --              --              --             --
                                                   ------------    ------------    ------------   ------------
Balance December 31, 2004                                 9,734    $          1         421,500   $         42
                                                   ============    ============    ============   ============

                                                      34



                                   CONSOLIDATED STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY
                                         For the years ended December 31, 2004 and 2003
                                                          (CONTINUED)



                                                           Common Stock             Additional
                                                   ----------------------------      paid-in      Accumulated
                                                      Shares          Amount         capital         deficit         Total
                                                   ------------    ------------    ------------   ------------    ------------
Balance December 31, 2002                            21,189,279           2,119      12,115,255    (14,567,863)     (2,450,477)

   Preferred shares converted into
                common stock                                800            --              --             --              --
   Common stock options granted
                to related party                           --              --           467,021           --           467,021
   Common stock options granted
                to senior consultants                      --              --         1,154,401           --         1,154,401
   Exercise of options by related party              14,209,836           1,421         871,128           --           872,549
   Exercise of options by senior consultants         16,859,068           1,686         826,948           --           828,634
   Shares issued to officers and directors
                for expenses                          1,900,000             190         299,135           --           299,325
   Shares issued to related party for expenses        3,438,623             344         544,583           --           544,927
   Shares issued to senior consultant
                for expenses                          4,915,117             491         623,381           --           623,872
   Cancelled shares                                    (225,200)            (22)             22           --              --
   Net loss for the year                                   --              --              --       (2,753,491)     (2,753,491)
                                                   ------------    ------------    ------------   ------------    ------------
Balance December 31, 2003                            62,287,523           6,229      16,901,874    (17,321,354)       (413,239)

   Preferred stock retired                                 --              --                11           --              --
   Private placement                                       --              --           864,991           --           865,000
   Private placement -  related party                      --              --           149,999           --           150,000
   Preferred stock granted to
                related party                              --              --         3,199,968           --         3,200,000
   Common stock options granted
                to senior consultants                      --              --           872,494           --           872,494
   Common stock options granted
                to related party                           --              --           573,009           --           573,009
   Exercise of options                               30,480,603           3,048         813,612           --           816,660
   Exercise of options by related party              19,224,133           1,922         456,148           --           458,070
   Shares issued for accounts payable                 1,816,138             182          82,022           --            82,204
   Shares issued to senior consultant
                for expenses                        123,841,357          12,384       1,223,214           --         1,235,598
   Shares issued for expenses to related parties    149,888,689          14,989       1,897,071           --         1,912,060
   Net loss for the period                                 --              --              --      (10,643,419)    (10,643,419)
                                                   ------------    ------------    ------------   ------------    ------------
Balance December 31, 2004                           387,538,443    $     38,754    $ 27,034,413   $(27,964,773)   $   (891,563)
                                                   ============    ============    ============   ============    ============

See notes to Consolidated Financial Statements

                                                           34(Con't)



                         RAVEN MOON ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2004 and 2003



                                                                                       2004            2003
                                                                                   ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                        $(10,643,419)   $ (2,753,491)
   Discontinued operations                                                                 --        (1,413,952)
   Proportionate share of Club House Videos, Inc.'s loss                                  5,100         199,500
   Adjustments to reconcile net loss to net cash used
       by operating activities:
          Increase in other receivables                                                    --           (23,200)
          Decrease (increase) in prepaid expense                                           --            74,300
          Depreciation and amortization                                                    --             1,560
          (Decrease) increase in accounts payable to third parties                      (29,500)        101,204
          Increase (decrease) in accrued salaries and wages to officers                 294,708          65,313
          (Decrease) in accrued interest payable to officers and related parties          6,000         (53,952)
          (Decrease) increase in unearned income (sales rights)                        (588,277)
          Common stock options granted for expenses                                   1,445,503       1,621,422
          Preferred stock issued for expenses                                         3,200,000
          Common stock issued for expenses                                            3,147,658       1,468,124
                                                                                   ------------    ------------

                   Net cash used by operations                                       (2,573,950)     (1,301,449)
                                                                                   ------------    ------------

CASW TO INVESTMENT ACTIVITIES
   Increase in investment in Club House Videos, Inc.                                     (5,100)       (199,500)
                                                                                   ------------    ------------

                   Net cash used by investing activities                                 (5,100)       (199,500)
                                                                                   ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from Class B Membership Units                                               192,500            --
   Payments to Class B Membership Units                                                    --           (87,000)
   Decrease in Debentures payable                                                          --           (30,000)
   Proceeds from sale of convertible preferred stock                                  1,015,000            --
   Proceeds from exercise of options                                                  1,274,730       1,701,183
   Payments on notes payable  shareholders
   Proceeds from notes payable to officers and affiliated companies                      37,500         135,500
   Repayments of notes payable  officers and affiliated companies                          --          (153,500)
                                                                                   ------------    ------------

                   Net cash provided by financing activities                          2,519,730       1,566,183
                                                                                   ------------    ------------

Net (decrease) increase in cash                                                         (59,320)         65,234

Cash at beginning of period                                                              77,961          12,727
                                                                                   ------------    ------------
Cash at end of period                                                              $     18,641    $     77,961
                                                                                   ============    ============


See notes to Consolidated Financial Statements

                                                       35

                         RAVEN MOON ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2004 and 2003


                                                             2004        2003
                                                            -------     -------

                         NON - CASH FINANCING ACTIVITIES
                         -------------------------------


Shares issued for accounts payable                          $82,204     $  --
                                                            =======     =======


See notes to Consolidated Financial Statements.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 1 -- DESCRIPTION OF THE COMPANY

Raven Moon Entertainment, Inc. and its wholly owned subsidiaries are primarily engaged in the production and development of Family Values television programs that convey good morals and positive attitudes to children. The market for these products is worldwide, although the company will devote most of its efforts within the continental United States.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Raven Moon Entertainment, Inc. and its wholly owned subsidiaries JB Toys, LLC and Raven Animation, Inc. (the Company). JB Toys, LLC will cease to exist on December 5, 2012. Inter-company transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION -- Revenue from distribution of plush toys are recognized upon receipt of payment or delivery of product, which does not vary significantly from the time the products are shipped.

Revenue from the distribution of videos is recognized as earned under the criteria established by SOP 00-2. The Company's revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual videos. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:

o    The Company has a valid sale or licensing agreement in place.
o The video is complete and in accordance with the agreement with the customer.
o    The video has been delivered or is deliverable.
o    The license period has begun.
o    The revenue is fixed or determinable and collection is reasonably assured.

Revenue from Clubhouse Videos, Inc., formerly Raven Moon Home Video Products, LLC, a wholly owned subsidiary of the Company not consolidated in these financial statements (see note 4), accounted for all the revenue from sales of plush toys and the rights to manufacture, market and sell videos, CDs and DVDs for the year ended December 31, 2003.

PRODUCTION COSTS -- Production costs includes costs to develop and produce video entertainment products. These costs were paid primarily to companies and individuals hired to perform a specific task. The Company out-sources these activities in order to reduce overhead costs. Production costs are amortized by the ratio of current year's revenue bear to management's estimated ultimate revenue. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products, it has elected to expense all production costs.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK FOR COMPENSATION -- The Company accounts for the issuance of common or preferred stock for goods and services at the fair market value of the goods or services provided or the fair market value of the common or preferred stock issued, whichever is more reliably determined.

UNCLASSIFIED BALANCE SHEET -- In accordance with the provisions of SOP 00-2, the Company has elected to present an unclassified balance sheet.

INTELLECTUAL PROPERTY -- Intellectual property is recorded at the lower of cost or net realizable value. The Company performs an impairment test of intellectual property quarterly. SFAS 142 requires the Company to compare the fair value of the intellectual property to its carrying amount to determine if there is potential impairment. If the carrying amount of the intellectual property exceeds its fair value, an impairment loss is recognized. Fair values for intellectual property are determined based on discounted cash flows, market multiples or appraised values as appropriate. Because the Company cannot demonstrate through its experience the ultimate revenue from intellectual property it has elected to expense all costs associated with intellectual property.

MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION -- The Company accounts for stock options issued to employees under Statement of Financial Accounting Standards 123, wherein such options are valued based upon the Black-Scholes option-pricing model.

CASH EQUIVALENTS -- The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

NET (LOSS) INCOME PER SHARE -- Primary earnings-per-share computations are based on the weighted average number of shares outstanding during the period. At the October 19, 2004 Board of Directors meeting the Board approved the amending the Articles of Incorporation to give full voting rights to all preferred shareholders. The weighted-average number of shares outstanding was 188,850,000 and 35,285,000 for the years ended December 31, 2004 and 2003, respectively.

INCOME TAXES -- The Company has incurred approximately $28,000,000 of net operating losses which may be carried forward and used to reduce taxable income in future years. Deferred tax assets created by the net operating losses are offset by an equal valuation allowance.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK SPLITS -- The Company adopted a 50 to 1 reverse stock split on June 30, 2003 for common and preferred stock and the Company adopted a 2 for 1 common stock split for shareholders of record on September 19, 2003. All applicable share and per-share data in these consolidated financial statements have been restated to give effect to these stock splits.

INVESTMENTS IN COMMON STOCK -- The investment in Clubhouse Videos, Inc. is approximately 7% of the outstanding common stock, but because the Company can significantly influence the operating and financial policies of Clubhouse Videos, Inc. the Company accounts for their investment under the equity method.

RECLASSIFICATIONS -- Certain amounts reported in previous years have been reclassified to the 2004 financial statement presentation.

CREDIT RISKS -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. It has not experienced any losses in such accounts. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation 46(r), ("FIN 46(r)") "Consolidation of Variable Interest Entities". The pronouncement amends Accounting Research Bulletin 51 to set standards to require financial statement consolidation of certain variable interest entities that meet specific characteristics if the company has a controlling financial interest. This interpretation shall be applied to all variable interest entities by the end of the first reporting period ending after December 15, 2004, for enterprises that are small business issuers. The Company doe not believe this new pronouncement will have a material impact on its consolidated financial position, consolidated statement of operations or consolidated cash flows.

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs - An amendment of ARB No. 43, Chapter 4". Statement 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, Statement 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in Statement 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company will adopt this standard on January 1, 2006.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

NEW ACCOUNTING PRONOUNCEMENTS (continued)

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time Sharing Transactions" and SFAS No. 153, "Exchanges of Non-monetary Assets". Both Statements are effective for fiscal years beginning after June 15, 2005. The Company does not believe either of these Statements will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

The FASB also issued in December 2004, SFAS No. 123R, "Share-Based Payment". This Statement revises the standards established for the accounting of transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement is effective as of the beginning of the first interim reporting period that begins after December 15, 2005 and applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Raven Moon has consisently reported stock option transactions in accordance with SFAS 123, therefore the Company believes this statement will not have an affect on the consolidated financial position.

Note 3 -- BUSINESS AND OPERATIONS

The Company is currently working to establish the following lines of business:

                   Home Video and Television Productions
                   Internet Retail Sales
                   Music CDs
                   Plush Toys

These financial statements are prepared on a going concern basis that assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, it does not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize assets and liquidate its liabilities, contingent obligations and commitments in other than the normal course of business and the amounts which may be different from those shown in these financial statements. The ability to continue as a going concern is dependent on its ability to:

     Obtain additional debt and equity financing.
     Generate profitable operations in the future.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 3 -- BUSINESS AND OPERATIONS (continued)

The Company has initiated several actions to generate working capital and improve operating performances, including equity and debt financing and cost reduction measures. There can be no assurance that the Company will be able to successfully implement its plan, or if successfully implemented the Company will achieve its goals. Furthermore, if the Company is unable to raise additional funds it may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultants, modify its growth and operating plans, and even be forced to terminate operations completely.

Note 4 -- DISCONTINUED OPERATIONS

On January 14, 2003, the Company announced its intention to split into two independent publicly traded companies by spinning off Raven Moon Home Video Products, LLC as a dividend to shareholders. On April 25, 2003 the Company completed the spin-off of Raven Moon Home Video Products, LLC. The spinoff was accomplished by the Company's contribution of Raven Moon Home Video Products, LLC to Clubhouse Video, Inc. All of the common stock was then distributed to the Class B Members of the LLC on a basis of 152,362 per unit of the LLC and the shareholders of the Company received one share of Clubhouse Video, Inc. for every 100 shares of common stock held in the Company. As a result of the spin-off, the Company's December 31, 2003, financial statements have been prepared with Raven Moon Home Video Products, LLC results of operations and cash flows shown as "discontinued operations". Summarized financial information for discontinued operations at December 31, 2004 and 2003 is as follows:

                                                 2004               2003
                                                 ----               ----


         Net income                          $       -         $  1,413,952
                                             ============      ============

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 5 -- INVESTMENT IN CLUBHOUSE VIDEOS, INC.

At December 31, 2003 the Company had purchased a total of 36.8 units of Raven Moon Home Video Products, LLC for $368,000. These purchases were converted into common stock of Clubhouse Video, Inc. as a result of the spin-off of the former wholly owned subsidiary. (See Note 4) Following is a schedule of ownership for the years ended December 31, 2004 and 2003:

                                                2004               2003
                                                ----               ----

Percent of Ownership                                7.0%               13.5%

Proportionate share of Clubhouse
          Videos, Inc.'s loss                     ($5,100)         ($199,500)

Carrying value of Investment
In Clubhouse Videos, Inc.                   $        -         $        -

Underlying equity in net assets of
Clubhouse Videos, Inc.                      $        -         $        -

Following is summarized information about Clubhouse Videos, Inc. assets, liabilities and results of operations as of December 31, 2004 and 2003:

                                                  2004              2003
                                                  ----              ----

         Assets                             $     133,000      $     132,000

         Liabilities                        $     984,500      $     966,000

         Results of operations (loss)       $     (75,000)     $  (1,663,000)


At December 31, 2004 Clubhouse Videos, Inc. has 115,000 shares of Preferred Stock Series A outstanding. The conversion premium for these shares is 125%. Conversion is based upon the amount invested ($115,000) divided by the average close price for the first 29 days of trading, then adjusted by the premium. Conversion is automatic on the thirtieth day of trading. The effect of this conversion cannot be determined at this time.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 6 -- DEBT

Debt for the company consists of the following:

Notes payable to third parties bear interest at 10% annually. These are demand notes, and are unsecured.

Loans from shareholders are non-interest bearing, but the shareholders received additional shares of preferred stock and common stock in 2000 and are also entitled to gross revenue royalty fees of the gross revenue of the Company for ten years. The royalties range from .0125% to .5% of gross revenues. No royalties were earned in 2004 and 2003.

There are two types of Class B units:

1) The cash investments for Class B members of LLC are non-interest bearing loans. The members are entitled to receive all distributions from gross profits of the LLC until the members have received an amount equal to their initial cash investment. Once the Class B members, who invested cash have been repaid, the Class B members are entitled to annually receive 85% of all gross profits of the LLC derived from the sale of products. The Company has received $275,000 of cash investments from Class B members and has repaid $40,000 as of December 31, 2004.

2) The members who exchange services or rights to intellectual property for Class B units are not entitled to receive any distributions from gross profits of the LLC until the members who invested cash have received an amount equal to their initial investment. Once the Class B members, who invested cash have been repaid, the Class B members are entitled to receive 85% of all gross profits of the LLC derived from the sale of product on an annual basis. The Company has exchanged 100 units to WEE-OOO, LTD, a related party, as part of a ten year extension of the option agreement for the rights to" Gina D's", 50 units to Tricolor Entertainment, Inc. for the rights to the BoBo Blocks, 200 units to Bernadette DiFrancesco, a related party, for the rights to the Cuddle Bugs, 7.50 units to members of the Board of Directors for services provided in the last three years and 15 units to Joseph and Bernadette DiFrancesco for a 10 year license for Mr. Bicycle Man, as of December 31, 2004.

The Class B members have no voting rights. The cash advances from Class B members who contributed cash have been recorded as a liability because all advances must be repaid prior to any distributions to the parent company.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS

The Company is affiliated through ownership of shares of the Company's common stock by the following companies:

                   J. & B. DiFrancesco, Inc.
                   WEE-OOO, LTD.
                   Beyond the Kingdom, Inc.
                   T.V. Toys, Inc.
                   2221 Music Clubhouse
                   Videos, Inc.

The Company has incurred aggregate consulting, production, marketing and management fees with officers, directors and other related parties for the year ended December 31, 2004 and 2003:

                                                2004                2003
                                                ----                ----

                                             $7,614,947          $3,089,546
                                             ==========          ==========

The Company paid Gina Mouery, who is the hostess for the "Gina D's Kids Club Show" and the daughter of Joey DiFrancesco, President and Chief Executive Officer of the Company, $24,000 advance on future royalties for the year ended December 31, 2004 and 2003, respectively. The advance on future royalties - related party was charged to production expense because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

The Company agreed to pay or reimburse Ms. Mouery $752 a month for a leased car. The Company paid approximately $9,000 for the years ended December 31, 2004 and 2003, respectively. This reimbursement is included in the general and administrative expenses.

On May 1, 2004, Gina Mouery entered into a ten-month consulting agreement with JB Toys, LLC and Raven Animation, Inc. Ms. Mouery is to assist the Company as a Co-executive Producers and Promotional Celebrity Talent for promotion and production of the Company's products and services. Ms. Mouery will be paid $1,000,000 of registered shares of common stock in ten equal installments priced at a 50% discount from the closing bid price for the preceding ten days.

During the year ended December 31, 2004 and 2003 Gina Mouery was granted options for 19,224,133 and 8,792,963 shares of common stock for talent fees, respectively. The fair value of these options at December 31, 2004 and 2003 was $573,008 and $545,000, respectively, and was charged to production expense because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products. On September 16, 2003 the agreement with Gina Mouery was amended, all options and warrants outstanding were replaced with 1,125,000 shares of common stock valued at $404,000 and included in production expense. In addition, Gina Mouery was granted 250,000 options for common stock valued at $73,600 and charged to production expense. The options replaced by Gina Mouery were valued at $210,600, which reduced the current charges to production expense.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS (continued)

During the years ended December 31, 2004 and 2003 Gina Mouery exercised 19,224,113 options for $458,070 and 8,832,963 options for shares of common stock for $519,669, respectively.

During the years ended December 31, 2004 and 2003 Gina Mouery was granted 85,360,992 and 1,325,00 shares of common stock for talent fees, respectively. The fair value of the common stock at December 31, 2004 and 2003 was $1,022,000 and $482,752. The fair value of the common stock was charged to production expense because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

On April 11, 2001, the Company entered into an agreement with Joseph and Bernadette DiFrancesco in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina D's Kids Club Show", ("Gina D's") which were created by Joseph and Bernadette DiFrancesco. The Company was not able to meet its requirements under the option agreement, and the option expired April 11, 2002.

On May 17, 2002 the Company made an addendum to the Option Agreement, in exchange for $100,000 note payable to Joseph and Bernadette DiFrancesco and a non-refundable grant of 800,000 shares of common stock, valued at $390,000, and provided that the terms, conditions and payment due in the Agreement dated April 11, 2001 are met and fulfilled by April 11, 2003, the option agreement granted to the Company on April 11, 2001 shall be in force for a period of twenty (20) years. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge option rights to intellectual properties $490,000 during 2002.

On March 4, 2004 the Board of Directors approved extending the option agreement which expires April 11, 2004, with Joseph and Bernadette DiFrancesco, for rights to " Gina D's". The extension is for a ten-year period without restrictions or requirements, except for bankruptcy, insolvency or takeover of the Company by a person or entity not approved by the CEO.

Joseph and Bernadette DiFrancesco received 100 units of JB Toys, LLC on March 5, 2004. These units were issued to WEE-OOO, LTD, a limited partnership owned by Joseph and Bernadette DiFrancesco. (See Note 6.)

On April 10, 2004, Joseph and Bernadette DiFrancesco received 10,000,000 restricted shares of Raven Moon Entertainment, Inc. common stock. Joseph and Bernadette DiFrancesco shall also receive a fee of $750,000 per year for ten years beginning in January 2004, or 10% of all gross revenues from worldwide licensing and merchandising revenues received by Raven Moon Entertainment, Inc.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS (continued)

or JB Toys, LLC, whichever is greater. The shares of stock were valued at $195,000, and charged to intellectual property expense.

On June 1, 2004, the agreement with Joseph and Bernadette DiFrancesco for the rights to "Gina D's" was further amended. If the Company grants a license to any third party for "Gina D's", the Company will pay Joseph and Bernadette DiFrancesco 50% of any revenues derived from the license.

On August 13, 2003 the Company, through its subsidiary JB Toys, LLC, granted Bernadette DiFrancesco 200 units of Class B memberships for the rights to the "Cuddle Bugs". In addition Bernadette DiFrancesco is to receive 15% of the revenues of JB Toys, LLC for a ten-year period.

On October 10, 2003 the Board of directors granted to WEE-OOO, LTD 400,000 shares of common stock for consulting services rendered. The shares were valued at $31,200 and charged to consulting fees because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

On June 1, 2004 the Company, through its subsidiary JB Toys, LLC, agreed to pay Joseph and Bernadette DiFrancesco $100,000 and 15 units of Class B memberships of JB Toys for the rights to Mr. Bicycle Man. (See Note 6.) The $100,000 was charged to option rights to intellectual property for the year ended December 31, 2004, because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products. In addition, Joseph and Bernadette DiFrancesco are to receive 15% of the revenues of JB Toys, LLC for a ten-year period.

On June 1, 2004 the Company, through its subsidiary JB Toys, LLC, agreed to pay Joseph and Bernadette DiFrancesco $250,000 and 10,000,000 of common restricted stock of Raven Moon Entertainment, Inc. for the rights to "The Search for the Amazon Queen." The fair value of the common stock was $195,000, which was charged to option rights to intellectual property for the year ended December 31, 2004, because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products. In addition, Joseph and Bernadette DiFrancesco are to receive $100,000 per year beginning year two through year ten plus 25% of gross revenue derived by JB Toys for "The Search for the Amazon Queen". Also, if JB Toys grants a license to any third party for Mr. Bicycle Man, the Company will pay Joseph and Bernadette DiFrancesco 50% of any revenues derived from the license.

Joseph and Bernadette DiFrancesco were granted 41,269,549 and 550,000 shares of common stock during the years ended December 31, 2004 and 2003. The fair value of these shares was $617,602 and $84,825 for the years ended December 31, 2004 and 2003, respectively. The fair value was charged to consulting fees and production expense for the years ended December 31, 2004 because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS (continued)

Joseph and Bernadette DiFrancesco were granted 320,000 shares of convertible preferred stock as a signing bonus for extending their employment contract during the year ended December 31, 2004. The fair value of these shares was $3,200,000 and the fair value was charged to consulting fees for the years ended December 31, 2004 because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

On August 14, 2002 the Company entered into a Consulting and Marketing Agreement with David Mouery, the son-in-law of Joseph DiFrancesco, President and Chief Executive Officer of the Company. The Company issued 600,000 shares of common stock and options for 3,600,000 shares of common stock to David Mouery. The option exercise price of the common stock is calculated at a 50% discount from the closing bid price for the ten trading days immediately preceding the date of exercise. The stock was valued at $195,000 and the options were valued at $369,000 and charged to consulting expense.

On May 1, 2004, David Mouery entered into a twelve month consulting agreement with JB Toys, LLC and Raven Animation, Inc. Mr. Mouery is to assist the Company as entertainment attorney for legal matters and contracts for the Company's products and services. Mr. Mouery will be paid $120,000 of registered shares in twelve equal installments of common stock priced at a 50% discount from the closing bid price for the preceding ten days.

During the year ended December 31, 2004, David Mouery was not granted any options. During the year ended December 31, 2003, David Mouery was granted options for 3,100,124 shares of common stock for production services. The fair value of these options was $388,000 and was charged to production expense because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products. On September 16, 2003, the agreement with David Mouery was amended, all options and warrants outstanding were replaced with a grant of 250,000 options for common stock, valued at $73,600 and charged to consulting expense. The options replaced by David Mouery were valued at $255,180. This amount reduced the charges to production expense.

During the year ended December 31, 2004, David Mouery did not exercise any options. During the year ended December 31, 2003, David Mouery exercised 3,984,018 options for common stock for $218,130.

During the year ended December 31, 2004 David Mouery was granted 8,658,148 shares of common stock valued at $95,810. The $95,810 was charged to consulting expense because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS (continued)

During the year ended December 31, 2004, Beyond the Kingdom purchased 74 units of the Private Placement Offering for $740,000. (See Note 11.) Raven Moon refunded $590,000 of Beyond the Kingdom's purchases of units. Beyond the Kingdom has 15 units of the Private Placement Offering, which were acquired for $150,000.

The directors were granted the following common stock options for a ten-year term:

           Date             Common Stock Options       Exercise Price per Share
           ----             --------------------       ------------------------

     November 29, 2002           2,000,000                     $ .13

These options were valued at $170,000 and charged to general and administrative expense.

On September 16, 2003 the Board of Directors issued $25,000 worth of common stock for each of the last three years (150,000 shares which were eligible for the 2 for 1 stock split) in exchange for surrendering any previously issued options and warrants. These shares were valued at a total of $268,125 and charged to consulting expense.

The outside Board of Directors were granted 14,600,000 and 450,000 shares of common stock during the years ended December 31, 2004 and 2003. The fair value of these shares was $173,290 and $160,875 for the years ended December 31, 2004 and 2003, respectively. Also, the outside Board of Directors were paid $90,500 for directors fees for the year ended December 31, 2004. The fair value of the common stock granted and director fees paid were charged to consulting fees for the years ended December 31, 2004 and 2003 because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

During the year ended December 31, 2004 and 2003, loans from officers, directors, senior management and related parties are summarized as follows:

                                                  2004             2003
                                                  ----             ----

         Balance at beginning of year           $   -            $ 18,000
         Increase in loans                        37,500             -
         Payments on loans                          -             (18,000)
                                                --------         --------
         Balance at end of period               $ 37,500         $   -
                                                ========         ========

In February 2003, $40,000 of Class B Member Investment loan was repaid to WEE-OOO, LTD from gross profits of JB Toys, LLC. In March an additional $51,000 of Class B Member Investment profit distribution was paid to WEE-OOO, LTD from gross profits of JB Toys, LLC.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 7 -- RELATED PARTY TRANSACTIONS (continued)

On June 1, 2004, the Company and the four songwriters (two of the songwriters are Joseph and Bernadette DiFrancesco) with 2221 Music amended their agreement. The amendment calls for each songwriter to receive 2,500,000 shares of common stock by September 1, 2004, and to receive $2,500 per month from September 1, 2004 through October 31, 2005. During the year ended December 31, 2004, Raven Moon paid $80,000 to 2221 Music. The payments were charged to general and administrative expenses for the years ended December 31, 2004 and 2003 because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

At the August 12, 2004 Board of Directors meeting, the Board granted Joseph and Bernadette DiFrancesco, the officers of the Company, a bonus of 10,000,000 shares of common restricted non-diluting stock to be delivered on September 1, 2004 and then each year on the first day of September for the next two years as an extension of their employment agreement. These shares were valued at $130,000 and were charged to consulting fees for the years ended December 31, 2004 and 2003 because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products.

Following is a schedule that summarizes the activity in accruals and payments related to Joseph and Bernadette DiFrancesco, the officers of the Company, for the years ended December 31, 2004 and 2003:

                                                       2004             2003
                                                       ----             ----
     Beginning balance                              $  251,696       $  186,383
           Accrued for administrative salary           612,128          510,105
           Accrued production fee                    1,295,000          117,383
           Payments to Officers                     (1,237,420)        (562,175)
           Refund of fees collected by Officers        375,000             -
           Forgiveness of accruals                  (  750,000)            -
                                                    ----------       ----------
     Ending balance                                 $  546,404       $  251,696
                                                    ==========       ==========

Through the spinoff of Raven Moon Home Video Products, LLC and the subsequent reclassification of net liabilities to discontinued operations (see Note 4) the Company retired its debt of $1,958,800 to the Raven Moon Home Video Products, LLC Class B Members on December 31, 2002. The retirement of debt was accomplished by exchanging shares of common stock of the Company for the Class B Members debt. (See Note 4.) In addition, debt of the Company to Clubhouse Videos, Inc. for $810,018 was retired in exchange for the rights to manufacture, market and sell the first nine video, CD and DVD products produced by the Company. The rights to future products purchased by the Clubhouse Videos, Inc. from the Company will approximate $300,000 per DVD and $100,000 per CD plus 25% of the gross sales of the product.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 8 -- COMMITMENTS AND CONTINGENCIES

The Company has entered into an employment contract with the officers, Joseph and Bernadette DiFrancesco. At the October 19, 2004 Board of Directors meeting, the Board approved extending Joseph and Bernadette DiFrancesco's contract an additional seven years after the current contract expires in exchange for a signing bonus of non-diluting preferred shares. The preferred shares shall be convertible to common stock at a 20% discount to market based upon the previous 10 day average and will carry non-diluting rights equivalent to 40% of the common shares issued and outstanding as long as the shares are held by Joseph and Bernadette DiFrancesco or their assigns. Under the terms of the agreement, the Company is obligated to make the following annual payments through November 15, 2012:

                         2005                   $  734,552
                         2006                   $  881,462
                         2007                   $1,057,775
                         2008                   $1,269,306
                         2009                   $1,523,167
                         2010                   $1,827,800
                         2011                   $2,193,360
                         2012                   $2,632,032


In addition, the officers are to receive a "Founders" royalty of 10% for any entertainment revenue received by the Company for any entertainment project developed and or produced by the Company during the term of this agreement. This royalty will be paid between November 16th and December 31st in perpetuity.

The Company has entered into various month-to-month verbal agreements with unrelated third parties to provide production, marketing and administrative services. Payments are made based on invoices rendered for specific services provided.

On May 1, 2004 the Company entered into a two consulting agreements. These agreements require the individuals to provide executive assistants advice and production services to the Company for a ten-month period. The individuals are to be paid $500,000 each. The payments will be made with registered shares of common stock issued in ten equal installments at a 50% discount from the closing bid price for the preceding ten days, commencing on May 1, 2004 and every month thereafter for nine months. On October 4, 2004 the Board of Directors amended these agreements increasing the compensation for November, December 2004 and January 2005 to $100,000 per month for each consulting agreement.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 8 -- COMMITMENTS AND CONTINGENCIES (continued)

At the August 12, 2004 Board of directors meeting the Board approved a new consultant compensation plan for 90,000,000 registered shares of common stock for key consultants currently under contract and new consultants that may be hired in the future. Raven Moon has amended the consultant compensation plan and has issued the following common stock in regards to this plan:

         Date                                    Shares of Common Stock

         August 20, 2004                                20,000,000
         September 9, 2004                              20,000,000
         October 15, 2004                               30,000,000
         November 15, 2004                              33,000,000
         December 10, 2004                              49,000,000
         January 14, 2005                               95,000,000
         February 7, 2005                              196,000,000
         March 4, 2005                                 287,000,000

Note 9 -- STOCK OPTION PLAN

The Company established a stock option plan for its executives, consultants, key employees, directors and its affiliates. (The "2001 Stock Option Plan".) The 2001 Stock Option Plan allows for incentive stock options to be granted to future participants at a price not less than 100% of the market value per share on the date of the grant. No options have been granted to employees under this plan.

Non-statutory options are granted at prices and terms determined by the board of directors. The following is a summary of options, granted, exercised, cancelled and outstanding:

                                                              Weighted  Average
                                              Shares            Exercise Price
                                              ------            --------------

Outstanding at December 31, 2002             4,123,891             $  .0975

         Granted                            31,882,873             $  .1210

         Cancelled                          (2,937,862)            $  .1589

         Exercised                         (31,068,905)            $  .0548
                                           -----------

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 9 -- STOCK OPTION PLAN (continued)

                                                              Weighted  Average
                                              Shares            Exercise Price
                                              ------            --------------


Outstanding at December 31, 2003             2,000,000             $   .1250

         Granted                            49,704,736             $   .0291

         Cancelled                                -                $   .0000

         Exercised                         (49,704,736)            $   .0255
                                            ----------

Outstanding at December 31, 2004             2,000,000             $   .1250
                                            ==========

The exercise price and the market value for common stock options granted in 2004 and 2003 is as follows:

Options granted                 Exercise Price                 Fair Market Value
---------------                 --------------                 -----------------

   2004

 7,383,838           1/2 of previous 10 days average price           $  .04
12,479,799           1/2 of previous 10 days average price           $  .05
19,893,997           1/2 of previous 10 days average price           $  .06
 8,044,026           1/2 of previous 10 days average price           $  .07
 1,903,076           1/2 of previous 10 days average price           $  .08

   2003

 1,800,000           1/2 of previous 10 days average price           $  .03
 1,328,957           1/2 of previous 10 days average price           $  .04
 3,780,821           1/2 of previous 10 days average price           $  .06
 3,343,529           1/2 of previous 10 days average price           $  .07
 1,052,630           1/2 of previous 10 days average price           $  .08
 2,727,197           1/2 of previous 10 days average price           $  .09
 4,299,999           1/2 of previous 10 days average price           $  .10
 1,800,000           1/2 of previous 10 days average price           $  .12
 1,000,000           1/2 of previous 10 days average price           $  .13
 4,071,856           1/2 of previous 10 days average price           $  .14
   983,666           1/2 of previous 10 days average price           $  .16
 1,050,877           1/2 of previous 10 days average price           $  .17
    69,780           1/2 of previous 10 days average price           $  .19
    88,956           1/2 of previous 10 days average price           $  .26
 4,422,706           1/2 of previous 10 days average price           $  .28

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 9 -- STOCK OPTION PLAN (continued)

The weighted average fair value of options granted during 2004 and 2003 is $.0291 and $.1210, respectively. The weighted average remaining life of options granted is 7.92 and 8.92 years at December 31, 2004 and 2003, respectively.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004 and 2003: Risk free interest rate of 3.0%, a dividend yield of zero and a volatility factor of .50, respectively.

On September 16, 2003 the Board of Directors approved the voluntary option incentive program to compensate employees, officers, directors and outside consultants for services they provide to the Company. The Company has allocated the following shares of common stock to this plan, and registered these shares in an S-8 filing. The exercise price of the options is 50% of the 10 day moving average closing bid price.

September 17, 2003                  10,000,000 Shares of common stock
November 28, 2003                   10,000,000 Shares of common stock
January 6, 2004                     10,000,000 Shares of common stock
January 16, 2004                    10,000,000 Shares of common stock
February 5, 2004                    10,000,000 Shares of common stock
February 26, 2004                   10,000,000 Shares of common stock
April 22, 2004                      20,000,000 Shares of common stock

On March 4, 2004 the Board of Directors authorized the issuance of 80,000,000 shares of common stock to the "Option Compensation Program" to compensate consultants to the Company. These shares shall have a fixed exercise discount rate of 50% of the average ten-day closing bid price.

NOTE 10 -- COMMON STOCK WARRANTS

                                                              Weighted Average
                                              Shares           Exercise Price

Outstanding at December 31, 2002              590,442             $1.2600

         Warrants expired in 2003            (590,442)            $1.1550
                                             --------

Balance December 31, 2004 and 2003               -                $    -
                                             ========

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


NOTE 10 -- COMMON STOCK WARRANTS (continued)

The weighted-average remaining life of warrants granted was zero at December 31, 2004 and 2003, respectively.

The fair value of these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004 and 2003: Risk free interest rate of 3.0%, a dividend yield of zero and a volatility factor of .50, respectively.

NOTE 11-- PRIVATE PLACEMENT OFFERING

The Company has plans to raise $5,000,000 in a private placement offering to be used for working capital. The private placement offering will expire January 30, 2005. The Company is offering units that consist of one share convertible Series B Preferred Stock and a warrant to purchase one hundred shares of common stock at a price of $10.00 per unit. The minimum purchase is $10,000. The conversion right may be exercised at any time by the holder of the shares, but shall occur automatically at the Company's discretion at any time after a registration statement to register the shares of common stock underlying both the preferred share and the warrant. Each preferred share shall convert to $10.00 in value of common stock. The value of the common stock will be based upon the average closing price of the Company's common stock for each of the ten consecutive trading days prior to the dated of conversion, less a 20% discount. The preferred shares have a preference over common stock in any liquidation of the Company. The preferred shares are not entitled to any dividend or distribution in preference to common stock. The warrant, which will expire May 31, 2005, permits the holder to purchase 100 common shares at $.10 per share. Also, the warrants will be subject to redemption at the Company's option for $.05 per warrant provided the closing price exceeds $.20 per share for at least thirty days ending on the third day prior to the mailing of the notice. Subsequent to December 31, 2004 the Company has sold an additional $164,000 in the private placement offerings, for a total of $1,179,000.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 12 -- SUBSEQUENT EVENTS

The following is a schedule of stock issued to related parties after December 31, 2004:

     Date                      Related Party                         Shares
     ----                      -------------                         ------

January 18, 2004               Gina Mouery                           15,000,000
January 24, 2005               David Mouery                           3,609,000
January 25, 2005               Gina Mouery                           14,000,000
January 26, 2005               Joseph and Bernadette
                               DiFrancesco                            7,818,273
February 8, 2005               Gina Mouery                           14,430,014
February 8, 2005               David Mouery                           6,000,000
February 16, 2005              Gina Mouery                           20,000,000
February 17, 2005              Outside Board Members                  3,699,999
February 22, 2005              Gina Mouery                           23,290,043

These transactions are valued at approximately $105,000 and will be expensed in the first quarter of 2005.

The following is a schedule of stock issued for expenses after December 31, 2004:

     Date                                                           Shares
     ----                                                           ------

January 18, 2005                                                     30,000,000
January 24, 2005                                                      3,609,000
January 25, 2005                                                     28,000,000
February 7, 2005                                                     21,390,374
February 8, 2005                                                     43,734,487
February 16, 2005                                                    26,363,636
February 22, 2005                                                    31,727,273
March 4, 2005                                                        30,000,000

The value of the above transactions approximate $210,000 and will be expensed in the first quarter of 2005.

Raven Moon is amending its Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company to 20,000,000,000 shares. With respect to the Amendment, the Board of Directors of the Company has approved, and the shareholders owning a majority of the issued and outstanding voting shares outstanding as of March 1, 2005, have consented in writing to the Amendment. Such approval and consent are sufficient under Section 607.0704 of the Florida Business Corporation Act and the Company's Bylaws to approve the Amendments. The Amendments will be effective on or about March 28, 2005.

                         RAVEN MOON ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


Note 12 -- SUBSEQUENT EVENTS (continued)

At the February 4, 2005 Board of Director meeting the board approved the following:

o Amended a consulting agreement. The Board granted a three months extension and shall pay the consultant $100,000 shares of registered common stock at a 33% discount from the closing bid price.

o Amended the agreement with Gina Mouery. The Board granted a three-month extension and shall pay Gina Mouery $80,000 shares of registered common stock at a 33% discount from the closing bid price.

o Entered into a three-month consulting agreement. This agreement requires the individuals to provide executive assistants advice to the Company for three months. The individual is to be paid $189,000. The payments will be registered common shares issued in three equal installments of common stock at a 33% discount from the closing bid price for the day prior to issuing the shares.

o Entered into a three-month consulting agreement. This agreement requires Big Apple Consulting U.S.A., Inc. (Big Apple) to market and promote the Company to brokers and other investors. Big Apple is legally permitted to contact for three months. Big Apple is to be paid $120,000. The payments will be registered common shares issued in three equal installments of common stock at a 33% discount from the closing bid price for the day prior to issuing the shares.

                         Raven Moon Entertainment, Inc.

                      10,800,000,000 Shares of Common Stock

                                   Prospectus

                                 April 20, 2005


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Florida Business Corporations Act, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an "Indemnitee").

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant or the selling stockholder, as the case may be, in connection with the offering described in the registration statement. All of the amounts shown are estimates except for the registration fee:

                                                          Amount
                                                          to be
                                                          paid
                                                        --------
SEC Registration Fee                                    $  1,399
Accountants' Fees and Expenses                            20,000
Legal Fees and Expenses                                   50,000
Printing and Engraving Expenses                           10,000
Miscellaneous Fees                                        10,000
                                                        --------
           Total                                        $ 91,399



Item 26. Recent Sales of Unregistered Securities


Between May 2004 and April 2005, we issued 458,500 shares of our preferred stock and warrants to purchase additional 12,800,000 shares of common stock to the following purchasers:

----------------- ---------------- --------------------------------- -------- --------------- ---------------
Number            Amount x         Name                              Day      Month           Warrants
                  $10.00
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 01             3,000            Michael Gibilisco                 3rd      May             300,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 02             1,000            Management Solutions              5th      May             100,000
                                   Int'l, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 03             5,000            Michael Gibilisco                 11th     May             500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 04             5,000            Beyond the Kingdom, Inc.          11th     May             500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 05             2,500            Management Solutions              14th     May             250,000
                                   Int'l, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 07             2,500            Big Apple Consulting, Inc.        28th     May             250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 08             10,000           Beyond the Kingdom, Inc.          3rd      June            1,000,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 09             4,000            Michael Gibilisco                 15th     June            400,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 10             2,500            Marc Jablon                       16th     June            250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 11             1,000            Michael Gibilisco                 25th     June            100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 12             2,500            Big Apple Consulting              29th     June            250,000
                                   USA, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 14             7,500            Michael Gibilisco                 9th      July            750,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 15             1,000            John A. & Judith A.               15th     July            100,000
                                   D'aniello, JT
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 16             2,500            Management Solutions              26th     July            250,000
                                   International, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 17             2,500            Management Solutions              29th     July            250,000
                                   International, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 18             2,000            Robert L. Stone                   30th     July            200,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 19             2,000            Anthony B. Giordano               30th     July            200,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 20             2,500            Marc Jablon                       16th     August          250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 22             5,000            Michael Gibilisco                 20th     August          500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 24             2,500            Big Apple Consulting              27th     August          250,000
                                   USA, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------

                                                      58



----------------- ---------------- --------------------------------- -------- --------------- ---------------
Number            Amount x         Name                              Day      Month           Warrants
                  $10.00
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 27             5,000            Michael Gibilisco                 10th     September       500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 28             2,500            MJMM Investments, LLC             14th     September       250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 30             2,500            MJMM Investments, LLC             28th     September       250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 32             5,000            Michael Gibilisco                 4th      October         500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 34             2,500            Management Solutions              15th     October         250,000
                                   International, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 35             2,500            Management Solutions              29th     October         250,000
                                   International, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 36             320,000          Joey and Bernadette               29th     October
                                   DiFrancesco Joint Tenants
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 38             9,000            Beyond The Kingdom,               2nd      November        900,000
                                   Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 39             5,000            Michael Gibilisco                 8th      November        500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 40             1,000            MJMM Investments, LLC             9th      November        100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 41             1,500            MJMM Investments, LLC             19th     November        150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 42             1,000            MJMM Investments, LLC             30th     November        100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 43             1,500            MJMM Investments, LLC             10th     Decemeber       150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 44             5,000            Mike Gibilisco                    13th     December        500,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 45             1,500            MJMM Investments, LLC             31st     December        150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 46             2,500            Mike Gibilisco                    11th     January         250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 47             1,000            MJMM Investments, LLC             13th     January         100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 48             5,500            TV Toys, Inc.                     31st     January         550,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 49             1,000            MJMM Investments, LLC             3rd      February        100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 50             2,500            Mike Gibilisco                    7th      February        250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 51             1,500            MJMM Investments, LLC             17th     February        150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------

                                                      59



----------------- ---------------- --------------------------------- -------- --------------- ---------------
Number            Amount x         Name                              Day      Month           Warrants
                  $10.00
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 52             500              TV Toys, Inc.                     9th      March           50,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 52             1,000            MJMM Investments, LLC             10th     March           100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 53             2,500            Mike Gibilisco                    11th     March           250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 54             500              Mary Beth Leidman and             23rd     March           50,000
                                   David B. Golub
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 55             1,000            Big Apple Consulting              23rd     March           100,000
                                   USA, Inc.
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 56             1,500            TV Toys, Inc.                     25th     March           150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 57             500              MJMM Investments, LLC             28th     March           50,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 58             2,500            TV Toys, Inc.                     5th      April           250,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 59             1,500            Mike Gibilisco                    12th     April           150,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------
PB 60             1,000            MJMM Investments, LLC             19th     April           100,000
----------------- ---------------- --------------------------------- -------- --------------- ---------------

     The warrants are exercisable at an exercise price of $.10 per share. Each of the purchasers had a preexisting business relationship with the Company, was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. Accordingly, the investors were sophisticated" within the meaning of federal securities laws.
Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

                                       60



Item 27 - Exhibits


                                                    INDEX TO EXHIBITS

   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.1                Articles of Incorporation of                     Incorporated by reference from Exhibit 3(i)
                      YBOR CITY SHUTTLE SERVICE, INC., as filed with   to the Company's Registration Statement on
                      the Florida Department of State on January 7,    Form 10-SB filed with the SEC on August 3,
                      1998, effective January 8, 1998                  1998
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.2                Bylaws of YBOR CITY SHUTTLE SERVICE, INC.        Incorporated by reference from Exhibit
                                                                       3(ii) to the Company's Registration
                                                                       Statement on Form 10-SB filed with the SEC
                                                                       on August 3, 1998
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.3                Plan of Merger dated October 21, 1998, and       Incorporated by reference from the Company
                      Articles of Merger by and among Raven Moon       Report on Form 10-QSB filed with the SEC on
                      Entertainment,  Inc., Ybor City Shuttle          November 19, 2001
                      Service,  Inc. and International  Resorts and
                      Entertainment  Group, Inc. dated December 18,
                      1998
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.4                Amendment to the Articles of Incorporation of    Incorporated by reference from the Company
                      Raven Moon International, Inc. filed with the    Report on Form 8-K filed with the SEC on
                      Florida Department of State on June 30, 1999     March 30, 1999
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.5                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on December 4,       Schedule 14-C filed with the SEC on
                      2000, effective January 1, 2001                  November 30, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.6                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on March 9, 2001,    Schedule 14-C filed with the SEC on March
                      effective March 25, 2001                         6, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.7                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on May 24, 2001,     Schedule 14-C filed with the SEC on May 2,
                      effective May 25, 2001                           2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.8                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on August 7, 2001,   Schedule 14-C filed with the SEC on August
                      effective September 1, 2001                      6, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------

                                                         61



   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.9                Articles of Correction to the Articles of        Incorporated by reference from the Company
                      Incorporation of Raven Moon International,       Report on Form 10-QSB filed with the SEC on
                      Inc. filed with the Florida Department of State  November 19, 2001 on August 21, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   4.1                Specimen copy of stock certificate for Common    Incorporated by reference from Exhibit 99
                      Stock of YBOR CITY SHUTTLE SERVICE, INC.         to the Company's Registration Statement on
                                                                       Form 10-SB filed with the SEC on August 3,
                                                                       1998
   ------------------ ------------------------------------------------ ---------------------------------------------
   5.1                Legal Opinion of Business Law Group, P.A.        Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.1               Consulting Agreement with Big Apple              Filed herewith.
                      Consulting U.S.A., Inc.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.2               Consulting Agreement with Gina D., Inc.          Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.3               Consulting Agreement with MG Studios, Inc.       Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.4               Consulting Agreement with Management             Filed herewith.
                      Solutions International, Inc.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.5               Addendum to Engagement Agreement with J.         Filed herewith.
                      Bennett Grocock, P.A.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.6               Retainer Agreement with David D. Mouery, P.L.    Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.7               Production Consultant Agreement between the      Incorporated by reference from the
                      Company and Mike Gibilisco Production            Company's registration statement on Form
                      Consultant.                                      S-8 filed with the SEC on June 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.8               Co-Publishing Agreement between 2221 MUSIC       Incorporated by reference from the Company
                      (ASCAP Publisher) and Roynart Music (BMI         Report on Form 10-QSB filed with the SEC on
                      Publisher) dated as of June 10, 2002.            August 14, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------

                                                         62




   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.9               Work for Hire Agreement with A&S Animation,      Incorporated by reference from the Company
                      Inc. cited February 4, 2002 for the production   Report on Form 10-QSB filed with the SEC on
                      of the animated PSA "Mr. Bicycle Man".           August 14, 2001.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.10              Distribution and sales agreement with Seahorse   Incorporated by reference from the Company
                      Worldwide for "A Message from God".              Report on Form 10-QSB filed with the SEC on
                                                                       August 14, 2001.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.11              Consulting and Marketing License Agreement       Incorporated by reference from the
                      between Raven Moon Entertainment, Inc. and       Company's registration statement on Form
                      David D. Mouery, J.D., dated as of August 14,    S-8 filed with the SEC on August 21, 2002.
                      2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.12              Consulting agreement between the Registrant      Incorporated by reference from the
                      and Jackie Joyner Kersee, dated as of July 14,   Company's registration statement on Form
                      2002.                                            S-8 filed with the SEC on August 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.13              Consulting agreement between the Registrant      Incorporated by reference from the
                      and Richard C. Popper, dated as of July 12,      Company's registration statement on Form
                      2002.                                            S-8 filed with the SEC on August 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.14              Executive Sales and Marketing Consulting         Incorporated by reference from the
                      Agreement between Raven Moon Entertainment,      Company's registration statement on Form
                      Inc. and Marc Jablon, dated as of August 12,     S-8 filed with the SEC on March 26, 2003.
                      2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.15              Consulting Agreement between the Registrant      Incorporated by reference from the
                      and J. Bennett Grocock, dated as of March 20,    Company's registration statement on Form
                      2003.                                            S-8 filed with the SEC on March 26, 2003.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.16              Amended General Business Affairs Consulting      Incorporated by reference from the
                      Agreement between Raven Moon Entertainment,      Company's registration statement on Form
                      Inc. and David D. Mouery, J.D., dated as of      S-8 filed with the SEC on March 04, 2003.
                      August 14, 2002, amended on December
                      1,              2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.17              2005 Equity Compensation Plan                    Incorporated by reference from the
                                                                       Company's registration statement on Form
                                                                       S-8 filed with the SEC on February 7, 2005.

   ------------------ ------------------------------------------------ ---------------------------------------------

                                                         63



   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.18              Amended and Restated 2005 Equity Compensation    Incorporated by reference from the
                      Plan                                             Company's registration statement on Form
                                                                       S-8 filed with the SEC on April 14, 2005.

   ------------------ ------------------------------------------------ ---------------------------------------------
   23.1                Consent of Business Law Group, P.A.             Filed herewith.
                       (contained in Exhibit 5)

   ------------------ ------------------------------------------------ ---------------------------------------------
   23.2                Consent of Richard L. Brown and Company P.A.    Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   24.1                Power of Attorney of Directors and Executive    Filed herewith.
                       Officers (included on the signature page of
                       the Registration Statement)

   ------------------ ------------------------------------------------ ---------------------------------------------

                                                         64

Item 28. Undertakings

The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida on May 23, 2005.

                                            RAVEN MOON ENTERTAINMENT, INC.
                                            a Florida corporation

                                            By:  /s/  Joseph DiFrancesco
                                               --------------------------------
                                                      Joseph DiFrancesco
                                                      Chairman of the Board;
                                                      CEO, Director

In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                         TITLE                                 DATE

/s/  Joey DiFrancesco             President, Director                   05/23/05
-----------------------------     (Principal Executive Officer          --------
     Joey DiFrancesco             and Principal Financial Officer)

/s/  Bernadette DiFrancesco       Vice President, Secretary             05/23/05
-----------------------------     and Director                          --------
     Bernadette DiFrancesco

/s/  Lawrence C. Oakley           Director                              05/23/05
-----------------------------                                           --------
     Lawrence C. Oakley

/s/  Janice K. Battenberg         Director                              05/23/05
-----------------------------                                           --------
     Janice K. Battenberg

/s/  Robert J. McCarthy           Director                              05/23/05
-----------------------------                                           --------
     Robert J. McCarthy

                                Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph DiFrancesco as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                       Capacity                     Date
         ---------                       --------                     ----

/s/  JOSEPH DIFRANCESCO           President, Director             May 23, 2005
-----------------------------     (Principal Executive Officer
     Joseph DiFrancesco           and Principal Financial
                                  Officer)

/s/  BERNADETTE DIFRANCESCO       Vice President, Secretary,      May 23, 2005
-----------------------------     and Director
     Bernadette DiFrancesco

/s/  LAWRENCE C. OAKLEY           Director                        May 23, 2005
-----------------------------
     Lawrence C. Oakley

/s/  JANICE K. BATTENBERG         Director                        May 23, 2005
-----------------------------
     Janice K. Battenberg

/s/  ROBERT J. MCCARTHY           Director                        May 23, 2005
-----------------------------
     Robert J. McCarthy
                                       67